As filed with the Securities and Exchange Commission on June 19, 1996
=====================================================================
Registration No. 333-03551
=================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549
                           _________________________


                PRE-EFFECTIVE AMENDMENT NO. TWO TO THE FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________

                            ITLA CAPITAL CORPORATION
             (Exact name of Registrant as specified in its Charter)

      DELAWARE                         6036                     95-2864759
(State or other                (Primary Standard             (I.R.S. Employer
jurisdiction of incorporation   Industrial  Classification   Identification No.)
or organization)                Code Number)

                7979 IVANHOE AVENUE, LA JOLLA, CALIFORNIA  92037
                                 (818) 551-0600
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                           _________________________

  MR. GEORGE W. HALIGOWSKI                     PLEASE SEND COPIES OF ALL
    CHAIRMAN OF THE BOARD                      COMMUNICATIONS TO:
     PRESIDENT AND CHIEF
       EXECUTIVE OFFICER                          DAVE M. MUCHNIKOFF, P.C.
  ITLA CAPITAL CORPORATION                   SILVER, FREEDMAN & TAFF, L.L.P.
       7979 IVANHOE AVENUE                   (a limited liability partnership
 LA JOLLA, CALIFORNIA  92037                including professional corporations)
         (818) 551-0600                           7TH FLOOR, EAST TOWER
(Name, address, including zip code,               1100 NEW YORK AVENUE, NW
and telephone number, including area code,         WASHINGTON, DC  20005
of agent for service)                                 (202) 414-6113

                           _________________________

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


                                                  CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                    PROPOSED          PROPOSED
                                                    MAXIMUM            MAXIMUM
TITLE OF  EACH CLASS OF          AMOUNT TO BE    OFFERING PRICE       AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED/(1)/   PER SHARE/(1)/  OFFERING PRICE/(1)/   REGISTRATION FEE
- ---------------------------------------------------------------------------------------------------------
Common Stock,
no par value                   7,820,500 shares          $14.19         $110,972,895           $38,263(1)
=========================================================================================================

/(1)/The registration fee was paid on May 10, 1996, with the initial filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                           ITLA CAPITAL CORPORATION

        Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K Between Items in Part I of Form S-4 and Proxy Statement/Prospectus

 Item
Number              Caption in Form S-4                       Caption in Prospectus
- ------    ----------------------------------------  ------------------------------------------
   1      Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus.... Facing Page of Registration Statement;
                                                     Cross-Reference Sheet; Available
                                                     Information

   2      Inside Front and Outside Back Cover
          Pages of Prospectus....................... Cover Page; Table of Contents; Available
                                                     Information;

   3      Risk Factors, Ratios of Earnings to Fixed
          Charges and Other Information............. Summary; The Company; Imperial Thrift
                                                     and Loan Association; Other Matters

   4      Terms of the Transaction.................. Summary; Proposal II -- The Holding
                                                     Company Merger and Reorganization,
                                                     Appendix A

   5      Pro Forma Financial Information........... Not Applicable

   6      Material Contracts With the Company
          Being Acquired............................ Summary; Proposal II -- The Holding
                                                     Company Merger and Reorganization;
                                                     Appendix A

   7      Additional Information Required for
          Reoffering by Persons and Parties
          Deemed to be Underwriters................. Not Applicable

   8      Interests of Named Experts and Counsel.... Legal Opinion

   9      Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities............................... Proposal II -- The Holding Company Merger
                                                     and Reorganization - Comparison of
                                                     Stockholder Rights

   10     Information With Respect to S-3
          Registrants............................... Not Applicable

   11     Incorporation of Certain Information
          by Reference.............................. Not Applicable

 Item
Number              Caption in Form S-4                       Caption in Prospectus
- ------    ----------------------------------------  ------------------------------------------
   12     Information With Respect to S-2 or S-3
          Registrants............................... Not Applicable

   13     Incorporation of Certain Information by
          Reference................................. Not Applicable

   14     Information With Respect to Registrants
          Other Than S-3 or S-2 Registrants......... Proposal II -- The Holding Company Merger
                                                     and Reorganization; The Company

   15     Information With Respect to S-3
          Companies................................. Not Applicable

   16     Information With Respect to S-2 or S-3
          Companies................................. Not Applicable

   17     Information With Respect to Companies Other
          Than S-3 or S-2 Companies................. Not Applicable

   18     Information if Proxies, Consents or
          Authorizations are to be Solicited........ Summary; General Information; Proposal II
                                                     --The Holding Company Merger and
                                                     Reorganization

   19     Information if Proxies, Consents or
          Authorizations are not to be Solicited or
          in an Exchange Offer...................... Not Applicable

                     IMPERIAL THRIFT AND LOAN ASSOCIATION
                           700 North Central Avenue
                          Glendale, California  91203
                                (818) 551-0600
                                  ___________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on July 25, 1996

     Notice is hereby given that a Annual Meeting of Stockholders (the "Meeting") of Imperial Thrift and Loan Association ("Imperial") will be held at the Red Lion Hotel, located at 100 West Glenoaks Blvd., Glendale, California, on July 25, 1996 at 3:00 p.m.


     A Proxy Card and a Proxy Statement/Prospectus for the Meeting are enclosed.


     The Meeting is for the purpose of considering and acting upon:

     1.   The election of two directors of Imperial;


     2. The adoption of a holding company structure for Imperial with the result that Imperial will become a wholly-owned subsidiary of ITLA Capital Corporation as provided in the Merger Agreement and Plan of Reorganization attached as Appendix A to this Proxy
          Statement/Prospectus;


     3.   The approval and adoption of the Recognition and Retention Plan;


     4. The approval and adoption of the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors and the transactions thereunder; and

such other matters as may properly come before the Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Meeting.

     Any action may be taken on the foregoing proposal at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Stockholders of record at the close of business on June 10, 1996 are the stockholders entitled to vote at the Meeting, and any adjournments thereof.

     You are requested to fill in and sign the enclosed form of proxy which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                    By Order of the Board of Directors


                                    George W. Haligowski
                                    Chairman of the Board, President and
                                    Chief Executive Officer

Glendale, California

June 19, 1996

- -------------------------------------------------------------------------------
IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE IMPERIAL THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED
WITHIN THE UNITED STATES.
- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY....................................................................   1
     Date, Time and Place of Meeting.......................................   1
     Purpose of Meeting....................................................   1
     Record Date...........................................................   1
     Vote Required for Approval of Proposals...............................   1
     The Holding Company Reorganization....................................   1
     Conditions and Regulatory Approvals...................................   1
     Federal Income Tax Consequences.......................................   1
     Regulation and Supervision............................................   2
     Differences Between Imperial Common Stock and Company
     Common Stock..........................................................   2
     Recommendation and Reasons............................................   2

GENERAL INFORMATION........................................................   3
     Introduction..........................................................   3
     Revocation of Proxies.................................................   3
     Vote Required for Approval of Proposals...............................   3
     Voting Securities and Principal Holders Thereof.......................   4

PROPOSAL I -- ELECTION OF DIRECTORS........................................   5
     Board of Directors of Imperial........................................   5
     Executive Officers Who Are Not Directors..............................   6
     Board of Directors Meetings and Committees............................   6
     Director Compensation.................................................   7
     Executive Compensation................................................   8
     Employment Agreements and Change of Control Agreements................   8
     Benefit Plans.........................................................   9
     Option Grants for 1995................................................  11
     Compensation Committee Report on Executive Compensation...............  11
     Shareholder Return Performance Presentation...........................  13
     Certain Transactions..................................................  13

PROPOSAL II -- THE HOLDING COMPANY MERGER AND  REORGANIZATION..............  14
     Parties to the Merger Agreement.......................................  14
     Reasons for the Reorganization........................................  14
     Description of the Transaction; Exchange Ratio........................  15
     Federal Income Tax Consequences.......................................  15
     Conditions to the Reorganization......................................  15
     Amendment or Termination..............................................  16
     Effective Date of the Reorganization..................................  16
     Exchange of Stock Certificates Not Required...........................  16
     Operations After the Reorganization...................................  16
     Accounting Treatment..................................................  17
     Assumption of Stock Option Plan, RRP and Outside Director Plan........  17
     Comparison of Stockholder Rights......................................  17
     Other Restrictions on Acquisitions of Stock...........................  24
     Dissenters' Rights of Appraisal.......................................  24

PROPOSAL III -- RECOGNITION AND RETENTION PLAN.............................  25
     General...............................................................  25
     Principle Features of the RRP.........................................  25
     Effect of Adjustments.................................................  25
     Federal Income Tax Consequences.......................................  25
     Amendment to the RRP..................................................  26
     Performance Criteria..................................................  26

PROPOSAL IV -- VOLUNTARY RETAINER STOCK AND DEFERRED COMPENSATION PLAN
               FOR OUTSIDE DIRECTORS AND THE TRANSACTIONS THEREUNDER.......  26

     Principle Features of the Outside Director Plan.......................  26
     Federal Income Tax Consequences.......................................  28

FINANCIAL STATEMENTS.......................................................  29

IMPERIAL THRIFT AND LOAN ASSOCIATION.......................................  29

THE COMPANY................................................................  29
     General...............................................................  29
     Regulation............................................................  29
     Federal and State Taxation............................................  30
     Restrictions on Resale of Company Stock Received by
     Certain Persons.......................................................  30
     Company Management....................................................  30

LEGAL OPINION..............................................................  31

STOCKHOLDER PROPOSALS......................................................  31

OTHER MATTERS..............................................................  31

APPENDIX A -- MERGER AGREEMENT AND PLAN OF REORGANIZATION.................. A-1

APPENDIX B -- HOLDING COMPANY CERTIFICATE OF INCORPORATION................. B-1

APPENDIX C -- RECOGNITION AND RETENTION PLAN............................... C-1

APPENDIX D -- VOLUNTARY RETAINER STOCK AND DEFERRED COMPENSATION PLAN
              FOR OUTSIDE DIRECTORS........................................ D-1

APPENDIX E -- FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1996............... E-1

                             AVAILABLE INFORMATION



     This Proxy Statement/Prospectus of Imperial Thrift and Loan Association ("Imperial") also serves as the prospectus relating to the offer and sale by ITLA Capital Corporation (the "Company"), a newly-formed Delaware corporation, of shares of its common stock, par value $.01 per share ("Company Common Stock"), offered in exchange for the outstanding shares of common stock of Imperial, no par value per share ("Imperial Common Stock"), in connection with a proposed reorganization (the "Reorganization") pursuant to which the Company would become the holding company for Imperial, as more fully discussed under "Proposal II -- The Holding Company Merger and Reorganization."

     The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (Registration Statement No. 333-03551), with respect to the shares of Company Common Stock issuable upon conversion of Imperial Common Stock in the Reorganization as described herein. For further information pertaining to Company Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits thereto, which may be inspected at the public reference facilities of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which can be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC at the above-stated address.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER IMPERIAL OR THE COMPANY OR THEIR MANAGEMENT. EXCEPT AS OTHERWISE EXPRESSLY INDICATED, ALL INFORMATION IS GIVEN AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS AFTER SUCH DATE NOR ANY OFFER, SALE OR EXCHANGE OF ANY SECURITY MADE HEREUNDER AFTER SUCH DATE SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, THE CALIFORNIA COMMISSIONER OF CORPORATIONS ("COMMISSIONER") OR THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC"), NOR HAS THE SEC, THE COMMISSIONER OR THE FDIC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

________________________________________________________________________________


                                    SUMMARY


     The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not complete and is qualified in its entirety by the more detailed information appearing in this Proxy Statement/Prospectus and appendices. Stockholders should review the entire Proxy Statement/Prospectus and, in particular, the specific sections referred to in this summary.

Date, Time and Place of Meeting
- -------------------------------

     July 25, 1996, at 3:00 p.m., Glendale, California time, at the Red Lion Hotel, located at 100 West Glenoaks Blvd., Glendale, California.

Purposes of Meeting
- -------------------


     The purposes of the Meeting are to consider and vote upon a proposal to adopt a holding company structure, elect two directors and ratify the adoption of the Recognition and Retention Plan ("RRP") and the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (the "Outside Director Plan") and the transactions thereunder. If the proposal to adopt a holding company structure is approved, Imperial will conduct its operations as a wholly owned subsidiary of the Company, a Delaware corporation formed for the purpose of serving as the holding company for Imperial.

Record Date
- -----------

     Only holders of record of shares of Imperial Common Stock, at the close of business on June 10, 1996, are entitled to vote at the Meeting.

Vote Required for Approval of Proposals
- ---------------------------------------


     The affirmative vote of the holders of at least 3,910,251 shares of Imperial Common Stock, a majority of the total shares entitled to vote at the Meeting, is required to approve the proposal to adopt a holding company structure and ratify the adoption of the RRP and the Outside Director Plan. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors.

The Holding Company Reorganization
- ----------------------------------

     Under the Merger Agreement and Plan of Reorganization (the "Merger Agreement") attached hereto as Appendix A, Imperial will be merged with an interim subsidiary of the Company. As a result of this transaction (the "Reorganization") each share of Imperial Common Stock will be converted into one share of common stock, $.01 par value per share, of the Company ("Company Common Stock"). See "Proposal II -- The Holding CompanyMerger and Reorganization -- Description of the Transaction; Exchange Ratio."

Conditions and Regulatory Approvals
- -----------------------------------

     The consummation of the Reorganization is conditioned upon the fulfillment of certain conditions set forth in the Merger Agreement, including approval by the stockholders of Imperial, the FDIC, and by the Commissioner. See "Proposal II -- The Holding Company Merger and Reorganization -- Conditions to the Reorganization."

Federal Income Tax Consequences
- -------------------------------

     The Merger will qualify as a tax-free reorganization. No gain or loss will be recognized by Imperial stockholders whose shares are converted into Company Common Stock. See "Proposal II -- The Holding Company Merger and
Reorganization -- Federal Income Tax Consequences."

________________________________________________________________________________

________________________________________________________________________________

Regulation and Supervision
- --------------------------

     After the Reorganization, the Company will be a depository institution holding company regulated by the Commissioner. It will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will be required to file reports, proxy statements and other information with the SEC. See "The Company-- Regulation." Imperial will continue to be regulated by the Commissioner and the FDIC, however, it will no longer be regulated by the SEC.

Differences Between Imperial Common Stock and Company Common Stock
- ------------------------------------------------------------------

     After the consummation of the Reorganization, the rights of the stockholders of the Company will be governed by Delaware law and the Certificate of Incorporation and Bylaws of the Company, whereas the rights of stockholders of Imperial are governed by its Articles of Incorporation and Bylaws and by California statutes and regulations and certain FDIC regulations. As a result, certain differences will exist between the rights of stockholders of the Company and those of Imperial. These differences relate to such matters as the issuance of additional capital stock, amendment of governing instruments, anti-takeover provisions, transactions with affiliates, limitations on director liability, and indemnification of officers and directors. For a description of these differences, see "Proposal II -- The Holding Company Merger and
Reorganization -- Comparison of Stockholder Rights."

Recommendation and Reasons
- --------------------------


     Imperial's Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that the stockholders vote FOR approval of the Reorganization. A holding company structure offers significant advantages in comparison to Imperial's present corporate structure. These advantages include a broader range of permissible financial activities and increased organizational flexibility. The Board of Directors also recommend that stockholders vote FOR the election of the proposed directors, the ratification of the RRP and the ratification of the Outside Director Plan.

                                       2
________________________________________________________________________________

                          PROXY STATEMENt\PROSPECTUS

                     IMPERIAL THRIFT AND LOAN ASSOCIATION
                           700 North Central Avenue
                          Glendale, California  91203
                                (818) 551-0600

                        ANNUAL MEETING OF STOCKHOLDERS
                                 July 25, 1996



                              GENERAL INFORMATION


Introduction
- ------------


     This Proxy Statement/Prospectus is furnished in connection with the solicitation on behalf of the Board of Directors of Imperial of proxies, to be used at a Annual Meeting of Stockholders of Imperial (the "Meeting") to be held at the Red Lion Hotel, located at 100 West Glenoaks Blvd., Glendale, California, on July 25, 1996 at 3:00 p.m., and at all adjournments of the Meeting. The accompanying Notice of Annual Meeting and this Proxy Statement/Prospectus are first being mailed to stockholders on or about June 19, 1996.

Revocation of Proxies
- ---------------------

     Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and at all adjournments thereof. The presence of a stockholder at the Meeting will not automatically revoke such stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, Michael L. Mayer, Secretary of Imperial, 700 North Central Avenue, Glendale, California 91203, or by attending the Meeting and voting in person. Proxies solicited on behalf of the Board of Directors of Imperial and not revoked will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the proposals set forth in this Proxy Statement/Prospectus for consideration at the Meeting.


     Broker non-votes and abstentions will not be counted, except for quorum purposes, and will have no effect on the election of directors. In determining whether the requisite shareholder approval has been received to approve the proposal to adopt a holding company structure and ratify the adoption of the RRP and the Outside Director Plan, broker non-votes and abstentions will have the same effect as a vote against the matter.

Vote Required for Approval of Proposals
- ---------------------------------------


     Approval of the proposals to adopt a holding company structure and ratification of the RRP and the Outside Director Plan require the affirmative vote of the holders of a majority of the shares entitled to be voted at the Meeting. Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors.

 Voting Securities and Principal Holders Thereof
- ------------------------------------------------

     Stockholders of record as of the close of business on June 10, 1996 will be entitled to one vote for each share then held. As of that date, Imperial had 7,820,500 shares of Imperial Common Stock issued and outstanding.

     The following table sets forth, as of June 10, 1996, certain information as to those persons who were known by management to be beneficial owners of more than five percent of Imperial Common Stock outstanding and as to the shares of Imperial Common Stock beneficially owned by all officers and directors of Imperial as a group.


                                                             SHARES              PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER             BENEFICIALLY OWNED        OF CLASS
      ------------------------------------             ------------------        --------
Peter B. Cannell & Co., Inc.
919 Third Avenue
New York, New York  10022........................         449,850/(1)/              5.75%

Wellington Management Company
75 State Street
Boston, Massachusetts  02109.....................         592,000/(2)/              7.57

Thomson Horstmann & Bryant, Inc.
Park 80 West, Plaza Two
Saddle Brook, New Jersey  07663..................         510,000/(3)/              6.50

Kramer Spellman L.P.
2050 Center Avenue, Suite 300
Fort Lee, New Jersey  07024......................         677,800/(4)/              8.67

All directors and executive officers as a group
 (8 persons).....................................          27,700/(5)/               .35


__________________
/(1)/ As reported by Peter B. Cannell & Co., Inc. ("Cannell") on a Schedule 13G dated on or about February 12, 1996, and filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Cannell reported sole voting and investment power as to 449,850 and shared voting and investment power as to none of the 449,850 shares covered by the report.
/(2)/     As reported by Wellington Management Company ("Wellington") on a
          Schedule 13G dated on or about February 9, 1996, and filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Wellington reported sole voting and investment power as to no shares, shared voting power as to 229,000 shares and shared investment power as to 592,000 of the 592,000 shares covered by the report.
/(3)/     As reported by Thomson Horstmann & Bryant, Inc. ("Thomson") on a
          Schedule 13G dated on or about January 18, 1996, and filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Thomson reported sole voting power as to 311,900, sole investment power as to 510,000, shared voting power as to 6,100 and shares investment power as to none of the 510,000 shares covered by Thomson's report.
/(4)/ As reported by Kramer Spellman L.P. ("Kramer-Spellman") on a Schedule 13D dated on or about March 20, 1996 and on a Schedule 13D dated on or about April 22, 1996. Messrs. Orin S. Kramer and Jay Spellman, the general partners of Kramer-Spellman reported shared voting and dispositive power as to all of the 677,800 shares covered by the report.
/(5)/ Includes shares held directly and shares which are held in retirement accounts or by certain members of the named individuals' families, over which shares the respective directors and officers may be deemed to have sole or shared voting or investment power. There are no shares which are subject to options, exercisable within 60 days and held by directors and executive officers pursuant to the Company's Stock Option Plan.

                      PROPOSAL I - ELECTION OF DIRECTORS


Board of Directors of Imperial
- ------------------------------

     Imperial's Board of Directors is presently composed of five members. Approximately one-third of the directors are elected annually. Directors of Imperial are generally elected to serve for a three year period or until their respective successors shall have been elected and qualified.

     The table below sets forth certain information regarding the composition of Imperial's Board of Directors, including their terms of office and the nominees for election as directors. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the Meeting for the election of the nominee identified in the following table. If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which such director or nominee was selected.


                                                                                                 Shares of
                                                                                               Common Stock
                                                                                  Term         Beneficially          Percent
                                        Positions Held in           Director       to            Owned at              of
          Name         Age/(1)/             Imperial                  Since      Expire     June 10, 1996/(2)/        Class
- -------------------    --------    ----------------------------     --------     ------    --------------------      -------
                                                         NOMINEES

George W. Haligowski..  41         Chairman of the Board,              1992       1999            25,000                *
                                   President and Chief Executive
                                   Officer

Hirotaka Oribe........  60         Director                            1995       1999              200                 *

                                             DIRECTORS CONTINUING IN OFFICE

Jeffrey L. Lipscomb...  42         Director                            1995       1997              ---                 *
Sandor X. Mayuga......  46         Director                            1995       1998              800                 *
Robert R. Reed........  59         Director                            1996       1998              200                 *


__________________
*      Represents less than 1% of the shares outstanding.
/(1)/  As of June 10, 1996.
/(2)/ Includes shares held directly, as well as shares held by certain family members of the named individuals, over which such individuals may be deemed to have sole voting and investment power.


          The business experience during the last five years of each of the directors is set forth below. Unless otherwise indicated, each director has held his present position for at least five years. Each of the Directors of Imperial has been a director of the Company since its incorporation in April 1996.


          George W. Haligowski has served as Chairman of the Board, President and Chief Executive Officer of Imperial since July 1992. From 1990 to the present, he has also served as President, Chief Executive Officer and Principal of Halivest International, Ltd., an international finance and asset management company. From 1990 to present, he has also served as Chief Executive Officer of Rockland Development, a real estate development company. He was previously employed as a Vice President by Shearson Lehman Hutton, and Prudential-Bache Securities. He also served as Regional Director of Japanese branch operations for Avco Financial Services.

     Jeffrey L. Lipscomb Mr. Lipscomb has been a Registered Principal and Assistant Manager of the San Diego office of Equitable Financial Companies since 1986, handling corporate group benefits and personal financial planning.

     Sandor X. Mayuga is a member of the state bar of California has been a member of the law firm of Tisdale & Nicholson since 1994, and previously conducted his own private law practice from 1985 to 1995. Mr. Mayuga previously served as a Director of Imperial and Lake America from December 1983 to June 1993.

     Hirotaka Oribe is a licensed architect with international experience in real estate development and urban planning. Since 1993, Mr. Oribe has served as an adviser to Kajima Development Resources, Inc. From 1979 to 1993, Mr. Oribe was Executive Vice President, Chief Operating Officer, and a Director of Kajima Development Corporation, a firm engaged in development and construction of single-family and multifamily housing, office buildings and retail space, and land development. Mr. Oribe previously held other positions with affiliates of Kajima Corporation of Japan from 1973 to 1979 and was a practicing architect from 1962 to 1973.

     Robert R. Reed is retired from Household International where he was employed in various positions from 1960 to 1992. Mr. Reed served as Vice President of Household Bank from 1980 to 1992. Mr. Reed was previously employed in management positions with Household Financial Corporation from 1962 to 1980. Mr. Reed previously served as a director of Imperial from September 1994 to August 1995, when all directors appointed by Imperial's former parent resigned as part of Imperial's initial public offering.

Executive Officers Who Are Not Directors
- ----------------------------------------

     The following information as to the business experience during the past five years is provided with respect to the executive officers of Imperial who do not serve on Imperial's Board of Directors.


     Michael A. Sicuro has served as Senior Vice President and Chief Financial Officer of Imperial since June 17, 1996. From 1994 to 1996, Mr. Sicuro was employed by Blue Cross of California most recently as Vice President and Chief Financial Officer. Mr. Sicuro was previously employed by U.S. Bancorp Mortgage Company as Senior Vice President and Chief Financial Officer from 1993 to 1994; Western Federal Savings and Loan Association as Senior Vice President and Controller from 1992 to 1993; and First Interstate Bancorp as Vice President and Deputy Controller from 1990 to 1992. Mr. Sicuro was an Audit Manager with Deloitte and Touche from 1984 to 1990.

     Norval L. Bruce has served as Executive Vice President and Chief Credit Officer of Imperial since December 1990; from July to December 1990 he served as Senior Vice President and Chief Credit Officer. From 1988 to 1989, Mr. Bruce served as Executive Vice President and Chief Credit Officer of Security Pacific Bank, Nevada. Mr. Bruce was previously employed by Security Pacific Bank from 1965 to 1988 in a variety of positions including management positions in which he was responsible for both loan origination and credit quality.

     George J. Guarini has served as Senior Vice President and Chief Lending Officer since May 1996 and previously served as Senior Vice President - Retail Lending of Imperial since January 1996. Mr. Guarini previously served as the head of the Asset Management department since joining Imperial in June 1994. From 1991 to 1994, Mr. Guarini served as Senior Vice President - Special Assets of California Republic Bank. Mr. Guarini was employed from 1989 to 1991 by Security Pacific National Bank as a Senior Lending Officer. Mr. Guarini was previously employed from 1981 to 1989 by City Savings Bank, FSB located in Somerset, New Jersey, in a variety of management positions.

Board of Directors Meetings and Committees
- ------------------------------------------


     Meetings and Committees of Imperial. Meetings of Imperial's Board of Directors in fiscal 1995 were generally held on a monthly basis. For the year ended December 31, 1995, the Board of Directors met eleven times. During the 1995 fiscal year, no incumbent director of Imperial attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which they served.

     The Board of Directors of Imperial has standing Executive, Audit and Compensation Committees.

     Executive Committee. The primary responsibilities of the Executive Committee are to advise Imperial's management on matters when the full Board of Directors is unavailable or to conduct business as specifically designated by the full Board. The current members of the Executive Committee are Messrs. Haligowski and Oribe. The Executive Committee held seven meetings in fiscal 1995.

     Audit Committee. The primary responsibilities of the Audit Committee are to recommend to the Board of Directors a firm of independent certified public accountants to conduct the annual audit of Imperial's books and records; to review with such accounting firm the scope and results of the annual audit; to review the performance by such independent accountants of professional services in addition to those which are audit related; and to consult with the internal and independent auditors with regard to the adequacy of Imperial's system of internal controls. The members of the Audit Committee are Messrs. Lipscomb and Mayuga. The Audit Committee held two meetings in fiscal 1995.

     Compensation Committee.   The primary responsibilities of the Compensation
Committee are to establish and review the compensation, both direct and indirect, to be paid to Imperial's executive officers and other members of management; to review and submit to the Board of Directors its recommendations with respect to executive compensation plans; to establish and review periodically Imperial's policies relating to executive perquisites; and to oversee Imperial's employee benefit plans. The members of the Compensation Committee are Messrs. Lipscomb and Oribe. The Compensation Committee met once in fiscal 1995.

     The full Board of Directors acts as the Nominating Committee that nominates officers and directors of Imperial for election.

Director Compensation
- ---------------------

     Nonemployee directors of Imperial receive a monthly fee of $1,250 and fees of $500 for each Board and Committee meeting that they attend. Nonemployee directors also participate in the 1995 Stock Option Plan for Nonemployee Directors. See "Executive Compensation--Benefit Plans--Stock Plans." Directors who are also officers are not compensated for their services as directors.

Executive Compensation
- ----------------------

         The following table sets forth the cash compensation of the Chief Executive Officer and the named executive officers of Imperial with salary and bonus greater than $100,000 for the year ended December 31, 1995.

======================================================================================================================
                                            SUMMARY COMPENSATION TABLE
- ----------------------------------------------------------------------------------------------------------------------

                                                                                       LONG TERM
                ANNUAL COMPENSATION                                                  COMPENSATION
- ---------------------------------------------------------------------------------------------------
                                                                                                        ALL OTHER
                                                        SALARY         BONUS            OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION           YEAR          ($)            ($)            (#)/(4)/           ($)
- ----------------------------------------------------------------------------------------------------------------------
George W. Haligowski                       1995       $174,058    $136,888/(1)(2)/      285,000        70,572/(5)/
 Chairman of the Board, President          1994        150,000     194,174/(3)(7)/          ---        39,766/(5)/
 and Chief Executive Officer

- ----------------------------------------------------------------------------------------------------------------------
Norval L. Bruce                            1995       $108,125    $ 13,500/(1)/          40,000        15,168/(6)/
 Executive Vice President and              1994        102,917      20,000/(7)/             ---        10,395/(6)/
 Chief Credit Officer
- ----------------------------------------------------------------------------------------------------------------------

_____________________
/(1)/    Paid or payable in 1995 based on Imperial's performance in 1994.
/(2)/ Does not include $400,000 earned upon consummation of the October 1995 public offering pursuant to a prior agreement between Imperial's former parent company and Mr. Haligowski. This amount is to be paid by the former parent company in 1996. In addition, does not include approximately $81,000 paid in 1996 to Mr. Haligowski in recognition of his efforts in connection with Imperial's initial public offering.
/(3)/ Deferred at the election of the named officer under Imperial's Nonqualified Deferred Compensation Plan.
/(4)/ Granted in 1995 and vests one-third on each of the three subsequent anniversary dates of issuance (Oct. 23, 1995).
/(5)/ Consists of (a) $19,321 in auto related benefits, (b) $22,850 in supplemental housing payments, (c) $7,154 in life insurance premiums,
         (d) $6,682 in employer contributions under the Imperial 401(k) plan and
         (e) $14,565 in preferential interest on employee savings accounts in 1995. The respective amounts for 1994 were $7,855, $15,797, $7,154,
         $4,125 and $4,835.
/(6)/ Consists of (a) $8,750 in auto related benefits, (b) $576 in life insurance premiums, (c) $5,492 in employer contributions under the Imperial 401(k) plan and (d) $350 in preferential interest on employee savings accounts in 1995. The respective amounts for 1994 were $5,452, $576, $3,925, and $442.
/(7)/    Paid or payable in 1994 based on Imperial's performance in 1993.


         The annual base salary for each of Messrs. Sicuro, Bruce and Guarini for 1996 are $126,500, $126,000 and $126,000, respectively.

Employment Agreements and Change of Control Arrangements
- --------------------------------------------------------


     Imperial has entered into an employment agreement with Mr. Haligowski, and change of control agreements with Messrs. Sicuro, Bruce and Guarini. The employment agreement provides for an initial employment term of three years, with the agreement automatically annually extending for an additional one-year period unless either party provides the other with at least 90 days notice of the nonextension or termination. The employment agreement provides that Imperial may terminate the officer "for cause," as defined in the employment agreement, and that in the event Imperial terminates the officer without cause including as a result of a change of control, the officer will be entitled to receive his base salary for the remaining term of the agreement and a pro rata portion of his bonus, if any, for the year in which his employment is terminated as well as a continuation of all employment related benefits through the remaining term of the agreement and the immediate vesting of any stock options previously granted and outstanding. The annual base salary for Mr. Haligowski under the employment agreement is currently

$299,250 (which salary may be increased from time to time by the Board of Directors). The employment agreement also provides for, among other things, annual incentive compensation, disability pay, participation in stock benefit plans, and other fringe benefits, including a supplemental housing payment of not less than $2,500 per month, an automobile allowance of not less than $1,750 per month, and life insurance coverage in an amount not less than four times Mr. Haligowski's annual salary. Under the employment agreement, Mr. Haligowski received an initial option grant of 285,000 shares of common stock. See "-- Executive Compensation--Benefits--Stock Plans."


     The change of control agreements have initial terms of one year and automatically extend for additional one-year periods upon a change of control, as defined in the agreement, or upon their anniversary date, unless either party provides the other with at least 90 days notice of termination. These agreements provide that in the event the officer is terminated within twelve months following a change of control, as defined in the agreement, the officer shall be entitled to receive upon such termination an amount equal to the greater of the annualized salary as in effect on the date of the change of control or the date of termination and a pro rata portion of his bonus, if any, for the year in which his employment is terminated. The annual base salary for each of Messrs. Sicuro, Bruce and Guarini is currently $126,500, $126,000 and $126,000, respectively.

     Change of control, in both the employment agreement and the change in control agreements, is defined to include (i) the sale of substantially all of the stock or assets of Imperial, whether by merger, consolidation, sale of assets or sale or exchange of Common Stock or the complete liquidation of the Company, (ii) the sale by the Company or the acquisition by any person in any single transaction (or series of related transactions) of more than 30% of the then outstanding Common Stock of Imperial (on a fully diluted basis) or (iii) any date upon which the directors of Imperial nominated by the Board cease to constitute a majority of the Board. Both the employment agreement and the change of control agreements will provide that no payments may be made thereunder in connection with the termination of the officers covered by such agreements if, at the time such payments would otherwise be made, Imperial is prohibited from making such payments by any applicable federal or state law or regulation governing its operations, unless Imperial has obtained prior approval for such otherwise prohibited payments from the appropriate regulatory authorities.

Benefit Plans
- -------------

     INSURANCE PLANS. All full-time employees, after approximately three months employment with Imperial, are covered under group plans providing major medical, dental, and vision benefits, and long-term disability, travel accident, accidental death and dismemberment insurance and group term life insurance.

     SALARY SAVINGS PLAN. The Imperial Salary Savings Plan is a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code (the "Code") designed to provide employees with the opportunity to accumulate retirement funds (the "401(k) Plan"). Permanent employees aged 21 or more are eligible to participate in the 401(k) Plan as of January 1 or July 1 first following their hire date. Under the 401(k) Plan, subject to limitations imposed under Section 401(k) and Section 415 of the Code, a participant may elect to defer on a monthly basis from 2% to 14% of his compensation by directing Imperial to contribute such amount to the 401(k) Plan on such employee's behalf. Imperial currently makes matching contributions to the 401(k) Plan equal to 50% of the first 6% of the participant's monthly contribution. The Board reviews the match on an annual basis, and Imperial may also make discretionary contributions to the 401(k) Plan. "Compensation" for purposes of the 401(k) plan is defined as a participant's compensation from Imperial as reported annually on Form W-2, including contributions to the 401(k) Plan by the employee, and contributions by Imperial in the employee's behalf to any other pension, insurance, welfare or other employee benefit plan. Under the 401(k) Plan, a separate account is established for each participant. Participants are always 100% vested in their contributions and the earnings thereon. Participants become vested in employer contributions and the earnings thereon at the rate of 20% per year commencing with the first full year of service (defined as completion of 12 consecutive months of work). Participants become fully vested in employer contributions and the earnings thereon on their fifth anniversary of employment, or in the event of death, permanent disability or attainment of age 65 while employed by Imperial. The 401(k) Plan provides for in-service hardship distributions of elective deferrals, as well as loans of a portion of vested account balances. Distributions from the 401(k) Plan are made upon termination of service in a lump sum or in annual installments over a period of years at the election of the participant with the right to take a lump sum payment at any time during such period.

     NONQUALIFIED DEFERRED COMPENSATION PLANS. The Imperial Supplemental Salary Savings Plan (the "Supplemental Plan") and Nonqualified Deferred Compensation Plan (the "Deferral Plan") are designed to provide additional retirement benefits for certain officers and highly compensated employees. The Supplemental Plan provides participating employees with an opportunity to make up benefits not available under the 401(k) Plan due to any application of limitations on compensation and maximum benefits under the 401(k) Plan.
Benefits under the Supplemental Plan are provided at the same time and in the same form as benefits under the 401(k) Plan, and become taxable to the participant at that point. The Deferral Plan allows a participant to defer receipt of, and current taxation upon, designated portions of his direct cash compensation until a future date specified by the participant. Both of these plans are unfunded plans, meaning that all benefits payable thereunder are payable from Imperial's general assets, and funds available to pay benefits are subject to the claims of Imperial's general creditors. Imperial may establish an irrevocable grantor trust in connection with the Supplemental Plan. This trust would be funded with contributions from Imperial for the purpose of providing the benefits promised under the terms of the Supplemental Plan, and the earnings on any trust assets would be taxable to Imperial. Supplemental Plan participants would also only have the rights of unsecured creditors with respect to the trust's assets.

     STOCK PLANS. Imperial has adopted the 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Nonemployee Directors (collectively, the "Stock Option Plan") pursuant to which officers, directors and employees of Imperial are eligible to receive options to purchase Common Stock. The purpose of the Stock Option Plan is to enable Imperial to attract, retain and motivate employees by providing for or increasing their proprietary interests in Imperial, and in the case of nonemployee directors, to attract such directors and further align their interests with those of Imperial. Every employee of Imperial is eligible to be considered for the grant of awards under the Stock Option Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Stock Option Plan is 1,000,000 shares of which a maximum of 550,000 shares may be awarded during the first year of the Stock Option Plan, with annual awards thereafter limited to 100,000 additional shares during each of the next five years of the Stock Option Plan (with the shares subject to the Stock Option Plan and all grants thereunder being subject to adjustments to prevent dilution).


     The Stock Option Plan is administered by the Compensation Committee of the Board, except that grants to nonemployee directors are made by the Board of Directors pursuant to a predetermined formula. The Committee will consist of two or more nonemployee directors of Imperial, and has full and final authority to select the employees to receive awards and to grant such awards. The current members of the Committee are Directors Lipscomb and Oribe. Subject to the provisions of the Stock Option Plan, the Committee has a wide degree of flexibility in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto. The expenses of administering the Stock Option Plan will be borne by Imperial.


     The Stock Option Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock. Awards to employees are not restricted to any specified form or structure. Stock options to purchase 5,000 shares of Common Stock were automatically granted to the nonemployee directors upon the completion of the Imperial's initial public offering and upon their election to the Board of Directors, and options to purchase an additional 1,000 shares will be granted annually thereafter, provided such individuals continue to serve as directors.


     Awards may not be granted under the Stock Option Plan after the tenth anniversary of the adoption of the Stock Option Plan. As of June 10, 1996, Imperial has granted an aggregate of 487,000 options under the Stock Option Plan, of which 285,000 have been granted to Mr. Haligowski, 40,000 have been granted to each of Messrs. Bruce and Guarini, 20,000 have been granted to non-employee directors, and 102,000 have been granted to other employees. Pursuant to the terms of his employment, Mr. Sicuro will be granted 25,000 stock options on June 17, 1996. The exercise price per share of the options so granted ranges from $10.00 to $14.625 per share and will generally vest 33-1/3% per year, beginning with the first anniversary of the date of the grant.

Option Grants for 1995
- ----------------------

     The following table sets forth certain information concerning stock options granted pursuant to the Stock Option Plan to the named executive officers in 1995. No stock appreciation rights have been granted pursuant to the Stock Option Plan.

==========================================================================================================
                                 OPTION GRANTS IN LAST FISCAL YEAR
- ----------------------------------------------------------------------------------------------------------
                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION
                               INDIVIDUAL GRANTS                                    FOR OPTION TERM
- ----------------------------------------------------------------------------------------------------------
                            NUMBER OF     % OF TOTAL
                           SECURITIES       OPTIONS
                           UNDERLYING     GRANTED TO    EXERCISE
                            OPTIONS       EMPLOYEES     OR BASE
                            GRANTED       IN FISCAL      PRICE   EXPIRATION
        NAME                  (#)           YEAR        ($/SH)      DATE         5% ($)        10% ($)
- ---------------------------------------------------------------------------------------------------------
George W. Haligowski        285,000         55.5%       10.00     10/23/05      $449,231     $ 943,350
- ---------------------------------------------------------------------------------------------------------
Norval L. Bruce              40,000          7.8%       10.00     10/23/05      $ 60,050     $ 132,400
- ---------------------------------------------------------------------------------------------------------

     The following table sets forth certain information concerning the number and value of stock options at December 31, 1995 held by the named executive officers, with adjustments for those options awarded prior to the Stock Dividend.

======================================================================================================================
                                                OPTION VALUES AT DECEMBER 31, 1995
- ----------------------------------------------------------------------------------------------------------------------
                                                                                                   VALUE OF
                                                                     NUMBER OF                   UNEXERCISED
                                                                    UNEXERCISED                 IN-THE-MONEY
                                                                    OPTIONS AT                   OPTIONS AT
                                                                    FY-END (#)                 FY-END ($)/(1)/
                                                            ----------------------------------------------------------
                        SHARES ACQUIRED
       NAME             ON EXERCISE (#)   VALUE REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ----------------------------------------------------------------------------------------------------------------------
George W. Haligowski         ---               N/A                ---         285,000         ---         $641,250
- ----------------------------------------------------------------------------------------------------------------------
Norval L. Bruce              ---               N/A                ---          40,000         ---         $ 90,000
- ----------------------------------------------------------------------------------------------------------------------

___________________________
/(1)/ The difference between the aggregate option exercise price and the closing price of $12.25 of the underlying shares at December 31, 1995.

Compensation Committee Report on Executive Compensation
- -------------------------------------------------------

        The Compensation Committee (the "Committee") has furnished the following report on executive compensation:

        Compensation Policies. Under the supervision of the Board of Directors, Imperial has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of Imperial, and thus shareholder value, by closely aligning the financial interests of Imperial's employees, including its Chief Executive Officer ("CEO") and Imperial's other senior management, with those of its shareholders.

     The executive compensation program of Imperial is designed to:

     . Support a pay-for-performance policy that differentiates compensation based on corporate and individual performance;

     . Motivate employees to assume increased responsibility and reward them for their achievement;


     . Provide compensation opportunities that are comparable to those offered by other leading companies, allowing Imperial to compete for and retain talented executives who are critical to Imperial's long-term success; and

     . Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of Common Stock.

     At present, the executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, and miscellaneous benefits typically offered to executives by major corporations. The Committee considers the total compensation (earned or potentially available) in establishing each element of compensation so that total compensation paid is competitive with the market place, based on an independent consultant's survey of salary competitiveness of other financial institutions. The Committee intends to be advised periodically by independent compensation consultants concerning salary competitiveness.

     As to Mr. Haligowski and other executive officers, as an executive's level of responsibility increases, his or her potential total compensation opportunity is affected by Imperial performance incentives. Reliance on Imperial performance causes greater variability in the individual's total compensation from year to year. By varying annual and long-term compensation and basing both on corporate performance, Imperial believes executive officers are encouraged to continue focusing on building profitability and shareholder value.

     SALARIES. With respect to Mr. Haligowski's base salary in 1995, the prior Committee established his salary at the direction of Imperial's former parent company. In conjunction with the initial public offering, this Committee took into account a comparison of salaries of chief executive officers of local financial institutions and increased Mr. Haligowski's salary to $285,000. The current Committee determined, based on Imperial's success in completing the initial public offering, to also award Mr. Haligowski a cash bonus of $81,000. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys.

     STOCK OPTION AWARDS. Imperial's Stock Option Plan is designed to align a significant portion of the executive compensation program with shareholder interests. The Stock Option Plan provides for the granting of stock-based awards. To date, the only type of award approved by regulatory authorities to be granted under the Stock Option Plan to executive officers and other key employees consists of stock options.

     RESTRICTED STOCK AWARDS.   In 1996, the Committee adopted a policy relating
to the granting of restricted stock awards in lieu of a portion of the cash bonus which would otherwise be paid to executive officers and certain key employees under the proposed RRP, to be carried out by the RRP Committee, consisting of Directors Lipscomb and Oribe. Under this policy, awards may be granted to plan participants by the RRP Committee utilizing objective criteria adopted by the Compensation Committee and approved by the Board of Directors, after taking into account the practices of other publicly traded financial institutions and such other factors as deemed appropriate. In addition, under the formula, no awards under the proposed RRP will be granted in any year in which the Imperial does not achieve a return on assets of at least .50% and remains adequately capitalized under FDIC rules.


     In 1993, Section 162(m) was added to the Code, the effect of which is to eliminate the deductibility of compensation over $1 million, with certain exclusions, paid to each of certain highly compensated executive officers of publicly held corporations, such as the Imperial. Section 162(m) applies to all remuneration (both cash and non-

cash) that would otherwise be deductible for tax years beginning on or after January 1, 1994, unless expressly excluded. Because the current compensation of each of the Imperial's executive officers is well below the $1 million threshold, Imperial has not yet considered its policy regarding the new provision.

           Jeffrey L. Lipscomb                        Hirotaka Oribe

Shareholder Return Performance Presentation
- -------------------------------------------


     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Imperial's Common Stock against the cumulative total return of the Savings and Loan Industry Index and the Nasdaq Market Index for the period commencing October 27, 1995 and ended April 30, 1996.

                            CUMULATIVE TOTAL RETURN

           IMPERIAL THRIFT AND LOAN ASSOCIATION, NASDAQ MARKET INDEX

                      AND SAVINGS AND LOAN INDUSTRY INDEX

                                              NASDAQ         S&L
Measurement Period          IMPERIAL          INDEX          INDEX
- --------------------        --------          -------        -------
Measurment Pt-10/27/1995    $100.00           $100.00        $100.00
11/30/1995                  $105.00           $102.00        $106.00
12/29/1995                  $108.00           $101.00        $108.00
01/31/1996                  $110.00           $102.00        $106.00
02/29/1996                  $118.00           $106.00        $107.00
03/29/1996                  $123.00           $106.00        $110.00
04/30/1996                  $126.00           $114.00        $110.00

Certain Transactions
- --------------------

     During the year, Imperial utilized the services of various law firms, including the law firm of Tisdale & Nicholson. Sandor X. Mayuga, a director of Imperial, is a partner in that law firm. During 1995, Mr. Mayuga's firm received approximately $4,000 in legal fees from Imperial, which amount was not in excess of 5% of such firm's revenues during 1995.

     Additionally, during fiscal 1995, Imperial utilized the services of Equitable Financial Companies for its corporate group benefits. Jeffrey L. Lipscomb, a director of Imperial, is a Registered Principal and Assistant Manager of the San Diego office of Equitable Financial Companies. Mr. Lipscomb's firm received approximately $8,000 in fees from Imperial in 1995, which amount was not in excess of 5% of such firm's revenues during 1995.

     Section 16(a) of the Securities Exchange Act of 1934 requires Imperial's directors and executive officers, and persons who own more than 10% of a registered class of Imperial's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Imperial. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish Imperial with copies of all Section 16(a) forms they file.


     To Imperial's knowledge, based solely on a review of the copies of such reports furnished to Imperial and written representations that no other reports were required, during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

         PROPOSAL II -- THE HOLDING COMPANY MERGER AND REORGANIZATION


     The statements contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Reorganization are subject to and qualified in their entirety by the detailed provisions of the Merger Agreement attached hereto as Appendix A.

 Parties to the Merger Agreement
- --------------------------------

     Imperial is a California-chartered thrift and loan association. The Company is a recently-formed business corporation chartered and organized under the laws of the State of Delaware for the purpose of becoming a holding company. See "The Company." ITLA Corp. ("ITLA") is a newly-chartered California corporation organized by Imperial and the Company solely for the purpose of implementing the proposed Reorganization. ITLA has not conducted, and prior to the merger with Imperial will not conduct, any business operations except in connection with the Reorganization.

Reasons for the Reorganization
- -------------------------------

     The Board of Directors of Imperial has determined that the Reorganization is in the best interests of its stockholders and, accordingly, recommends that the stockholders vote FOR the Reorganization.


     The Reorganization and the formation of the Company as a depository institution holding company offer Imperial and the Company various potential advantages, including broader investment opportunities than those available to a California-chartered thrift and loan association and increased organizational flexibility. Further, because the Company will not be subject to certain regulatory capital requirements, borrowing limitations and other restrictions applicable to Imperial, the Company may have greater access to capital markets for financing the growth of Imperial and possible future operating subsidiaries of the Company. As a holding company, ITLA Capital Corporation will be able to diversify its financial services and business activities directly or through subsidiaries which it may establish in the future.


     The Company could acquire other depository institutions and operate them as separate corporate entities. For example, an acquired institution could retain its own directors, officers and corporate name as well as having representation on the Company's Board of Directors. This ability to offer more autonomous operations could be decisive in negotiations with acquisition candidates. However, while management continuously studies potential acquisition opportunities, there are no specific plans, understandings or agreements relating to the acquisition of any other institution by the Company. There can be no assurance that such acquisition opportunities will be available in the future or, if available, will be on terms deemed advantageous to the Company.

     It is anticipated that (subject to the Company's financial condition) the Company may purchase Imperial Common Stock to provide capital to Imperial when and if needed. If the Company were not formed, and Imperial sought additional capital through the issuance of shares of Imperial Common Stock, stockholders desiring to avoid dilution of their percentage ownership of Imperial would have to purchase additional shares of Imperial Common Stock with their personal funds. In contrast, such future infusions of capital may be made by the Company, through funds available from borrowing or from the operations of other subsidiaries which may be acquired by the Company in the future, without affecting the percentage ownership of stockholders of the Company. See "The Company -- Regulation."

     In the opinion of management, a holding company will be in a better position to respond competitively in a rapidly changing, financial environment. Management and the Board of Directors believe that operating as a holding company will serve the interests of the public and of Imperial's stockholders, depositors and borrowers by improving its capabilities for service in a highly competitive environment.

Description of the Transaction; Exchange Ratio
- -----------------------------------------------

     The Company, Imperial and ITLA have executed the Merger Agreement pursuant to which the Reorganization will be implemented. In accordance with the Merger Agreement, ITLA (which has been organized as a wholly-owned subsidiary of the Company) will be merged with and into Imperial, and all outstanding shares of Imperial Common Stock will be converted into an equal number of shares of Company Common Stock. The existing stockholders of Imperial will, after the Reorganization, own all of the outstanding shares of Company Common Stock in lieu of their present ownership of shares of Imperial Common Stock.

     All of the assets and liabilities of Imperial and ITLA will become assets and liabilities of the surviving entity, which will retain its present home office and branch office locations and continue to carry on the business of Imperial as a California-chartered thrift and loan association.

Federal Income Tax Consequences
- --------------------------------


     The Merger Agreement provides that it is a condition to the proposed Reorganization that, prior to the effective date of the Reorganization, Imperial shall have received an opinion of its counsel, Silver, Freedman & Taff, L.L.P., (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, D.C. to the effect that, for federal income tax purposes:

          (1)  The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). The reorganization will not be disqualified by reason of the fact that Company Common Stock is issued in the transaction (Section 368(a)(2)(E) of the Code). The Company, ITLA and Imperial will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          (2) No gain or loss will be recognized by the current Imperial stockholders upon the exchange of their Imperial Common Stock solely in exchange for Company Common Stock.

          (3) No gain or loss will be recognized to the Company on the receipt of Imperial Common Stock.

          (4) No gain or loss will be recognized to ITLA on the transfer of substantially all of its assets to Imperial.

          (5) The basis of the Company Common Stock to be received by each current Imperial stockholder will be the same as the basis of Imperial Common Stock surrendered in the transaction.

          (6) The holding period of the Company Common Stock to be received by the current Imperial stockholders will include the holding period of Imperial Common Stock surrendered in the transaction, provided that Imperial Common Stock was a capital asset in the hands of the current Imperial stockholders on the date of the exchange.

Conditions to the Reorganization
- ---------------------------------


     The consummation of the Reorganization is conditioned upon, among other things: (i) approval by the FDIC, the Commissioner and the stockholders of Imperial; and (ii) the receipt of a favorable opinion of counsel with respect to the matters summarized above under the caption "-- Federal Income Tax Consequences." It is contemplated that these conditions will be complied with before consummation of the Reorganization. See "--Effective Date of the Reorganization," below. However, the Merger Agreement provides that Imperial, the Company and ITLA, without approval of their stockholders, may waive any of the conditions (other than the necessary approvals of stockholders and government authorities) to their respective obligations to consummate the Reorganization.

     Except with the specific approval of its stockholders, Imperial will not, subsequent to the approval of the Reorganization by Imperial's stockholders, waive any condition to the Reorganization set forth in the Merger Agreement if, in the judgment of its Board of Directors, such waiver would be materially adverse to Imperial or its stockholders.

     An application has been filed with the Commissioner and the FDIC for approval of the proposed Reorganization. It is anticipated, although there can be no assurance, that final approval by the Commissioner and the FDIC will be received before approval of the Reorganization by Imperial's stockholders. By approving the Reorganization, the stockholders will be approving compliance by Imperial and the Company with any condition which may be imposed by the Commissioner and the FDIC in connection with its approval of the Reorganization and which is not deemed by Imperial to be materially adverse to Imperial or its stockholders.

Amendment or Termination
- -------------------------

     Imperial, the Company and ITLA, by mutual consent of their respective Boards of Directors and to the extent permitted by law, may amend the Merger Agreement pursuant to which the Reorganization will be implemented at any time before or after approval of the Merger Agreement by their respective stockholders, but no amendment which would have a materially adverse impact on Imperial or its stockholders may be implemented unless approval of the stockholders is first obtained.

     The Merger Agreement also provides that it may be terminated and the Reorganization abandoned at any time prior to the effective date by: (i) mutual consent of the parties to the Merger Agreement; (ii) the specified parties to the Merger Agreement if certain conditions to the consummation of the Reorganization are not satisfied or waived; or (iii) by Imperial if certain conditions to the consummation of the Reorganization are not met or waived. The rights of the parties to the Merger Agreement to terminate it are set forth in detail under Article X thereof. In the event of such termination, Imperial will pay the fees and expenses incurred in connection with the Merger Agreement and the proposed Reorganization.

Effective Date of the Reorganization
- -------------------------------------

     The Effective Date shall be the day on which the Certificate of Merger is issued by the Commissioner. The Boards of Directors of Imperial, ITLA and the Company each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date if necessary to properly and efficiently accomplish the Merger. However, in no event shall the Merger become effective unless and until approved by the Commissioner and the FDIC.

Exchange of Stock Certificates Not Required
- --------------------------------------------

     The holders of Imperial Common Stock will be notified of the consummation of the Reorganization. After the Reorganization is consummated, the former stockholders of Imperial may forward to U.S. Stock Transfer Corporation, 1745 Gardens Avenue, Suite 200, Glendale, California 91204 (which will be the transfer agent and registrar for the shares of Company Common Stock) stock certificates theretofore evidencing Imperial Common Stock for surrender and exchange for certificates representing Company Common Stock. THERE IS NO REQUIREMENT THAT SUCH SURRENDER AND EXCHANGE BE MADE AND, UNTIL SO SURRENDERED TO THE TRANSFER AGENT AND REGISTRAR, CERTIFICATES FORMERLY REPRESENTING IMPERIAL COMMON STOCK WILL BE DEEMED FOR ALL CORPORATE PURPOSES TO EVIDENCE THE NUMBER OF SHARES OF COMPANY COMMON STOCK WHICH THE HOLDER THEREOF WOULD BE ENTITLED TO RECEIVE UPON SURRENDER.

Operations After the Reorganization
- ------------------------------------

     After the Reorganization is consummated, Imperial will continue to conduct its business substantially as it is now being conducted, except that Imperial will be a wholly-owned subsidiary of the Company. The Reorganization will not result in a change in Imperial's directors, officers or personnel. For information with respect to the management of the Company, see "The Company -- Company Management."
After consummation of the Reorganization, Imperial will be subject to regulation and supervision by regulatory authorities to the same extent as it is now. However, certain obligations pursuant to the Exchange Act, which are not applicable to Imperial will become applicable to the Company after the Reorganization. See "-- Comparison of Stockholder Rights -- Reports to Stockholders." For information with respect to the supervision and regulation of the Company, see "The Company -- Regulation."

Accounting Treatment
- ---------------------

     For accounting purposes, the assets, liabilities and stockholders' equity of Imperial immediately prior to the Reorganization will be carried forward on the financial statements of Imperial and the Company after the Reorganization at the amounts carried on their respective books at the effective date of the Reorganization.


Assumption of Stock Option Plan, RRP and Outside Director Plan
- --------------------------------------------------------------


     The Company will assume and continue Imperial's Stock Option Plan and, assuming ratification by Imperial's stockholders, the RRP and Outside Director Plan. Holders of options granted or to be granted under the Stock Option Plan will, following the effectiveness of the Reorganization, be entitled to purchase a number of shares of Company Common Stock equal to the number of shares of Imperial Common Stock such holder would have been entitled to purchase immediately prior to the effective date of the Reorganization, upon the same terms and conditions as under such Stock Option Plan and the option agreements relating thereto in effect immediately prior to the Reorganization. Similarly, following the Reorganization, the RRP and Outside Director Plan will relate to Company Common Stock rather than to Imperial Common Stock. The Company will also have the right to grant options and restricted stock awards as and to the extent
provided by the Stock Option Plan and RRP, respectively    .


     A vote in favor of the Reorganization will constitute a vote in favor of the assumption of the Stock Option Plan, the RRP and the Outside Director Plan by the Company.

Comparison of Stockholder Rights
- ---------------------------------


     Various features of the Certificate of Incorporation and Bylaws of the Company differ from those of Imperial. The following discussion does not purport to be a complete statement of such differences but summarizes the differences that are deemed by Imperial to be material. For additional information, reference is made to "The Company" and other information contained elsewhere in this Proxy Statement/Prospectus, to the Certificate of Incorporation of the Company attached as Appendix B to this Proxy Statement/Prospectus, and to the Bylaws of the Company and the Articles of Incorporation and Bylaws of Imperial which may be obtained by stockholders upon written request to the Secretary, Imperial Thrift and Loan Association, 700 North Central Avenue, Glendale, California 91203.

     CHOICE OF DELAWARE LAW. For many years Delaware has followed a policy of encouraging incorporation in that state. In furtherance of that policy, it has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result, many major corporations, including a number of the largest and most successful enterprises, choose Delaware for their domicile. Because of Delaware's significance as the state of incorporation for many major domestic corporations, the Delaware judiciary has become particularly familiar with matters of corporate law and a substantial body of court decisions has developed construing Delaware law. As a consequence, Delaware corporate law has been interpreted and explained in a number of significant court decisions, which may provide greater predictability with respect to the Company's corporate legal affairs.

     ISSUANCE OF ADDITIONAL CAPITAL STOCK. Imperial has 20,000,000 shares of authorized common stock, of which 7,820,500 shares were issued and outstanding as of June 10, 1996. Additionally, Imperial has 5,000,000 shares of authorized preferred stock of which no shares were issued and outstanding as of June 10, 1996. These shares of common stock and preferred stock may be issued by action of the Board of Directors without stockholder approval.

     The Company's Certificate of Incorporation also authorizes 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, both of which may generally be issued by action of the Board of Directors without stockholder approval.


     AMENDMENT OF GOVERNING INSTRUMENTS. Amendments to Imperial's Articles of Incorporation or Bylaws may be made by action of the Board of Directors or by the vote of a majority of stockholders. Amendments to the Company's Certificate of Incorporation must be approved by the Company's Board of Directors and also by a majority of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; director liability; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).


     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     TRANSACTIONS WITH AFFILIATES. Imperial, as a federally-insured depository institution, is subject to certain restrictions, limitations, conditions and prohibitions with respect to transactions with directors, officers and its affiliates. These include, but are not limited to, limitations upon extensions of credit, deposit relationships, loan services, loan procurements, and asset purchases and sales. These requirements and restrictions will continue to apply to Imperial following the Reorganization.

     Under Delaware law, no contract or transaction between a corporation and one or more of its directors or between a corporation and another organization in which one or more of its directors is a director or officer or is financially interested shall be void or voidable solely for this reason, provided that the material facts of the relationship of the party to the transaction are disclosed and the contract or transaction is authorized by a majority of the disinterested directors or by a majority of the stockholders entitled to vote or, at the time of such authorization, the contract or transaction was fair and reasonable to the corporation.

     Additionally, the Company is subject to certain federal regulations relating to transactions between insured depository institutions and their holding company. See "The Company -- Regulation."


     SIZE OF THE BOARD OF DIRECTORS. Under Delaware law, the number of directors of a corporation, or the range of authorized directors, may be fixed or changed by the board of directors acting alone by amendment to the corporation's bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case stockholder approval is required. Neither the Company's Certificate of Incorporation nor Bylaws limit the ability of the board of directors to fix the number of directors.

     Under California law, the number of directors of a corporation may be fixed in the articles or incorporation or bylaws of a corporation, or a range may be established for the number of directors, with the Board of Directors given authority to fix the exact number of directors within such range. Imperial's Bylaws establish a range of five to nine directors, with the exact number set by resolution of the Board of Directors at five.


     REMOVAL OF DIRECTORS. A director of a corporation with a classified board of directors, like the Company, may be removed only for cause, unless the certificate of incorporation otherwise provides. The Company's Certificate of Incorporation does not provide for removal without cause.

     Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed (unless the entire board is removed) if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. The term "cause" with respect to the removal of directors is defined under California law to mean a director who has been declared of unsound mind by an order of court or convicted of a felony. In addition, holders of at least 10% of shares of any class may bring suit to remove a director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation.

     CLASSIFIED BOARD OF DIRECTORS. A classified board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the board of directors, and a potential change in control of a corporation, a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under California law, directors generally are elected annually; however, certain corporations meeting statutory criteria, like the Company, may designate a classified board of directors by adopting amendments to their articles and bylaws that must be approved by shareholders.

     The Company's Certificate of Incorporation provide for a classified board of directors. Imperial's Articles of Incorporation and Bylaws do not provide for a classified board of directors.


     SHAREHOLDER VOTING. All voting rights are vested in the holders of Imperial Common Stock, each share being entitled to one vote. Upon the reorganization, holders of Company Common Stock will have the same voting rights. Imperial's Bylaws permit cumulative voting for the election of directors. Under cumulative voting, a shareholder is entitled to cast as many votes as there are directors to be elected multiplied by the number of shares registered in such shareholder's name. The shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees. The Company's Certificate of Incorporation does not permit cumulative voting.


     Both Delaware and California law generally require that a majority of the stockholders of both acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the surviving corporation outstanding before the merger is an identical outstanding or treasury share after the merger and (c) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its entity.


     Both California and Delaware law also generally require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets.

     Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. In contrast and with certain exceptions, California law requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.

     California law also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish. Although Delaware law does not parallel California law in this respect, under some circumstances Section 203 of the Delaware General Corporation Law does provide similar protection against coercive two-third bids for a corporation in which the shareholders are not treated equally. See "Certain Business Combinations."

     California law also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation that does not have shares held of record by at least 100 persons, or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least 10 days prior to the date of acceptance of the interested party proposal, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. Delaware law has no comparable provision.


     Appraisal Rights. Holders of Imperial's Common Stock have certain dissenter and appraisal rights for certain mergers, consolidations or sales of assets, including the right to demand payment of the fair or appraised value of their shares. These rights do not apply to certain transactions such as the proposed Reorganization.


     Holders of the Company Common Stock would have generally similar dissenter and appraisal rights for any plan of corporate merger or consolidation. Delaware law provides that unless the certificate of incorporation of the corporation otherwise provides, no appraisal rights are accorded to stockholders of any corporation involved in a merger or consolidation if their stock is registered on a national securities exchange or held of record by more than 2,000 stockholders or to stockholders of a constituent corporation surviving a merger if the merger does not require the approval of such stockholders, except that appraisal rights are provided to stockholders of a constituent corporation if they are required to accept as consideration anything other than (i) stock of the surviving or resulting corporation, (ii) stock registered on a national exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination of cash and stock of the types described in the foregoing clauses (i) and (ii). However, under Delaware law these dissenter and appraisal rights do not exist with respect to sale of assets transactions.

     INSPECTION OF STOCKHOLDERS' LIST. Both California law and Delaware law allow any shareholder to inspect the shareholders' list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, for an absolute right to inspect and copy a corporation's shareholders' list by persons holding 5% or more of the corporation's voting shares, or any shareholders holding 1% or more of the corporation's voting shares who have filed a Schedule 14B with the SEC relating to the election of directors. Delaware law does not provide any such absolute right of inspection.

     REPORTS TO STOCKHOLDERS. Imperial is required to transmit proxy material and annual reports containing financial statements to its stockholders. Following the Reorganization, these obligations will be assumed by the Company and will be required to comply with the Exchange Act, which will transmit proxy materials and annual reports containing financial statements to its stockholders and will file with the SEC periodic reports, which will be available for public inspection, to provide current financial and other information about the Company.


     LIABILITY AND INDEMNIFICATION OF DIRECTORS, OFFICERS AND
EMPLOYEES. The Delaware General Corporation Law was amended in 1986 in response to widespread concern about the ability of Delaware corporations to attract capable directors in light of the difficulties in obtaining and maintaining directors and officers liability insurance ("directors and officers' insurance") policies. The legislative commentary to the law states that it is "intended to allow Delaware companies to provide substitute protection, in various forms, to their directors and to limit director liability under certain circumstances."


     Delaware and California law provide corporations with broad indemnification powers. Such powers include the ability to provide forms of indemnification in addition to the type of indemnification set forth in the Delaware or California statute. The Company's Certificate of Incorporation provides that a director, officer, employee or agent of the Company or any person serving in such capacity at the request of the Company shall be indemnified by the Company from and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a threatened, pending or completed suit or proceeding, including a proceeding by or on behalf of the Company, in which such person is involved due to such person's position with the Company, provided that a determination has been made that such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the Company and in the case of a criminal proceeding, such person had no reason to believe his or her conduct was unlawful. The determination that indemnification is proper shall be made by a majority vote of a quorum of directors who were not parties to such proceedings, or if a quorum cannot be obtained or such a quorum so directs, by a written opinion of independent legal counsel or by stockholders. Expenses incurred in defending or investigating a threatened or pending suit or proceeding may be paid by the Company in advance of the final disposition of such suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to indemnification by the Company.


     The Company intends to purchase insurance (if available) to protect its officers, directors and employees. If the Company does not, or is not able to, purchase such insurance, or to the extent that such insurance is inadequate, the Company will be required to fund any amount that may ultimately be paid under the indemnification provision. The Board of Directors of the Company has not considered whether the Company will enter into indemnification agreements with its directors. Notwithstanding the foregoing, indemnification for liability under the federal securities laws may be considered void as against public policy. The provisions in the Certificate of Incorporation regarding indemnification and limitation of liability may only be amended or repealed by the affirmative vote of the holders of 80 percent of the votes eligible to be cast at a legal meeting of stockholders.


     Under Delaware or California law, each director owes certain fiduciary duties to the corporation and to its stockholders. These duties include a duty of loyalty and a duty of care. Applicable decisional law requires not only that a director refrain from fraud, bad faith, self-dealing and transactions involving material conflicts of interest (the duty of loyalty), but also that the director exercise his or her business judgment on an informed basis (the duty of care). Delaware law permits the inclusion in the certificate of incorporation of a Delaware corporation of a provision limiting or eliminating the potential monetary liability of directors to the corporation or its stockholders by reason of any failure to perform their fiduciary duty as directors, subject to certain important exceptions which are reflected in Article Twelfth of the Company's Certificate of Incorporation and discussed below. Subject to these exceptions, this section would relieve directors (but not officers) from such personal liability, including liability for any breach of the duty of care which involves gross negligence in the performance of such duty in the various contexts in which directors are called upon to act, including consideration of proposed mergers or other business combinations.


     As provided in the Delaware statute, the Company's Certificate of Incorporation eliminates a director's personal liability to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision does not affect the availability of equitable remedies, such as an injunction or rescission, for a breach of fiduciary duty.


     The Corporations Code of California permits California corporations to include in their articles of incorporation a provision generally similar to that permitted under Delaware law, except that under the California provision, personal liability of a director for monetary damages cannot be limited or eliminated where liability arises from "acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders," or from "acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders."


     Imperial has not received notice of any suit or proceeding as to which this provision could have the effect of reducing the likelihood of derivative litigation against directors in the future. This proposition also may discourage or deter stockholders from bringing a lawsuit against directors for breach of their fiduciary duty or gross negligence even though such an action, if successful, might result in a judgment in favor of the Company and its stockholders.


     Since these provisions limit the potential liability of directors and provide for indemnification of directors, and the Certificate of Incorporation requires an 80 percent vote of the total votes eligible to be cast by stockholders to amend, alter or repeal these provisions, it should be noted that the Board of Directors has an interest in and may benefit from these provisions. The Board is nevertheless of the view that the advantages of these provisions in encouraging qualified persons to serve and to exercise their best judgment without concern for personal monetary liability significantly outweigh the potential disadvantages.

     LEGAL INVESTMENTS. Under the laws of some jurisdictions, shares of Company Common Stock may not be legal investments for certain institutions and fiduciaries, whereas shares of Imperial Common Stock are more likely to be. For example, under the laws of some jurisdictions, certain pension funds may not be permitted to invest in common stock or other securities of depository institution holding companies. Stockholders of Imperial should consult their personal advisors or plan administrators regarding the permissibility under state law of investment in the Company Common Stock.


     DIVIDENDS AND REPURCHASE OF SHARES. Delaware law generally permits a corporation, to declare and pay dividends out of surplus, or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or of the preceding fiscal year, as long as the amount of capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares provided such redemption or repurchase would not impair the capital of the corporation.


     Under California law, Imperial may declare a dividend provided it has a minimum unimpaired capital of $750,000 plus additional capital stock of $50,000 for each of its branch offices. In addition, no distribution of dividends is permitted unless: (i) such distribution would not exceed a thrift and loan's retained earnings, or (ii) in the alternative, after giving effect to the distributions the sum of a thrift and loan's assets (net of goodwill, capitalized research and development expenses and deferred charges) would not be less than 125% of its liabilities (net of deferred taxes, income and other credits). Additionally, Imperial must receive the approval of the FDIC before repurchasing its stock. Imperial's current bylaws, however, prohibit the payment of dividends. Subsequent to the Reorganization, Imperial intends to amend its bylaws to permit the payment of dividends. Pursuant to this amended provision, Imperial intends to initially pay the Company approximately a $1.0 million dividend for working capital purposes.

     CONTINUED APPLICABILITY OF CALIFORNIA LAW. Section 2115 of the California General Corporation Law ("Section 2115") makes several provisions of that law applicable to corporations that are incorporated in other states ("foreign corporations") if the corporation does a significant amount of business in California and a majority of its shareholders of record have California addresses. Thus, certain of the provisions in the Company's Certificate of Incorporation and Bylaws that are inconsistent with California law (including a classified board and the absence of cumulative voting for directors) will not be enforceable if the Company becomes subject to Section 2115.


     Section 2115 is applicable only to foreign corporations meeting two tests, which are made at the end of a corporation's fiscal year for the next succeeding fiscal year. First, over half of its payroll, sales and property must be attributable to or located in California. The determination is made in accordance with regulations promulgated in connection with determining a multi-state corporation's state income taxes. The Company met this test for 1995.

     Second, more than one-half of the corporation's outstanding voting securities must be held of record by persons having California addresses. Accounts in the names of broker-dealers and their nominees are excluded.


     Section 2115 does not apply to corporations having securities listed on the New York Stock Exchange, the American Stock Exchange or having outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of shareholders. The Company's Common Stock is listed on the Nasdaq National Market and the Company believes it has at least 800 stockholders. As such, Section 2115 is not applicable.

     Section 1600 of the California General Corporation Law, which sets forth shareholders' rights to inspect a corporation's shareholder list, applies to foreign corporations that have their principal executive offices or regular board meetings in California. Therefore, as long as the Company maintains its principal executive offices in California, its shareholders will have the rights set forth in Section 1600 of the California General Corporation Law.

     LIMITATIONS OR ACTION BY STOCKHOLDER. Under California law, a special meeting of shareholders may be called by the Board of Directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. The Certificate of Incorporation and Bylaws of the Company provide that a special meeting of stockholders may be called by either (i) a majority of the Board of Directors or (ii) the secretary of the Company upon written request of the holders of not less than 25 percent of the shares entitled to vote at the election of directors.


     The stockholders of Imperial may presently take action without a meeting with the written consent of all the holders of the common stock entitled to vote on such matters approving such action. The Certificate of Incorporation of the Company provides that its stockholders may act only at an annual or special meeting.

     PURPOSE AND TAKEOVER DEFENSIVE EFFECTS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS. The Board of Directors of Imperial believes that the provisions described above are prudent and will reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. The Board of Directors believes these provisions are in the best interest of Imperial and of the Company and its stockholders. In the judgment of the Board of Directors, the Company's Board will be in the best position to determine the true value of the Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Company and which is in the best interests of all stockholders.

     Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Company's assets.

     An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

     Despite the belief of Imperial and the Company as to the benefits to stockholders of these provisions of the Company's Certificate of Incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, these provisions may prevent stockholders who might desire to participate in such a transaction from doing so even if such transaction is favored by a majority of the Company's stockholders. Such provisions will also render the removal of the Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the Certificate of Incorporation in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of Imperial and the Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

     Pursuant to applicable law, at any annual or Annual Meeting of its stockholders, the Company may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Company and Imperial do not presently intend to propose the adoption of further restrictions on the acquisition of the Company's equity securities.

Other Restrictions on Acquisitions of Stock
- -------------------------------------------

     DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

     However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. If this statute were applicable to the Company, the Company could exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

     FEDERAL REGULATION. Federal law provides that no company or person, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a state non-member bank, such as Imperial, at any time except upon giving 60 days' prior notice to the FDIC and having received no FDIC objection to such acquisition of control.

     Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the bank's directors, or a determination by the FDIC that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of 10% or more than of any class of a bank's voting stock, if the acquiror is the largest stockholder or the stock is registered under the Exchange Act. The determination of control may be rebutted by submission to the FDIC, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. These federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock.

Dissenters' Rights of Appraisal
- -------------------------------

     Although under California law shareholders have the right, in some circumstances, to dissent from certain corporate reorganizations and receive cash for their shares, California law does not permit dissenters' rights in connection with the type of reorganization presently proposed and described herein.


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSED HOLDING COMPANY REORGANIZATION.

                 PROPOSAL III - RECOGNITION AND RETENTION PLAN


General
- -------


     Subject to ratification by stockholders, the Board of Directors of Imperial has adopted an RRP as a method of providing key officers and employees with a proprietary interest in Imperial in a manner designed to encourage such individuals to remain with Imperial. Pursuant to the RRP, restricted stock awards covering 300,000 shares have been reserved for issuance under the RRP.


     Attached as Appendix C to this Proxy Statement/Prospectus is the complete text of the form of the RRP, which is incorporated by reference herein. The principal features of the RRP are summarized below.

Principle Features of the RRP
- -----------------------------

     The RRP provides for the award of shares of Common Stock ("RRP Shares") subject to the restrictions described below. Each award under the RRP will be made on such terms and conditions, consistent with the RRP, as the committee administering the RRP shall determine.


     The RRP is administered by Imperial's RRP Committee. The RRP Committee, currently consisting of certain outside directors, will select the recipients and terms of awards pursuant to the RRP. In determining to whom and in what amount to grant awards, the Compensation Committee considers the position and responsibilities of eligible employees, the value of their services to Imperial and other factors it deems relevant. Pursuant to the terms of the RRP, any officer or employee of the Company or its affiliates may be selected by the RRP Committee to participate in the RRP.


     The RRP provides that RRP Shares used to fund awards under such plan may be either authorized but unissued shares or shares acquired by Imperial in the open market and held as treasury shares. Since stockholders do not have pre-emptive rights, to the extent Imperial utilizes authorized but unissued shares to fund the RRP, the interests of current stockholders will be diluted by approximately 3.84%.


     Award recipients earn (i.e., become vested in) awards as determined by the Compensation Committee at the time of grant. RRP Shares are subject to forfeiture if the recipient fails to remain in the continuous service (as defined in the RRP) as an officer or employee of the Company or Imperial for a stipulated period (the "restricted period"). Vested shares are distributed to recipients as soon as practicable following the date on which they are earned.


     Subject to applicable rules, the RRP Committee may, in its discretion, accelerate the time at which any or all restrictions will lapse, or may remove any or all of the restrictions. In the event a recipient ceases to maintain continuous service with the Company or Imperial by reason of death or disability, RRP Shares still subject to restrictions will be free of these restrictions and shall not be forfeited. In the event of termination for any other reason, all shares will be forfeited and returned to Imperial.

Effect of Adjustments
- ---------------------

     Restricted stock awarded under the RRP will be adjusted by the RRP Committee in the event of a reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or other change in corporate structure.

Federal Income Tax Consequences
- -------------------------------

     Holders of restricted stock will recognize ordinary income on the date that the shares of restricted stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. In certain circumstances, a holder may elect to recognize ordinary income and determine such fair market value on the date of the grant of the restricted stock. Holders of restricted stock will also recognize ordinary income equal to their dividend or dividend equivalent payments when such payments are received. Generally, the amount of income recognized by participants will be a deductible expense for tax purposes by Imperial.

Amendment to the RRP
- --------------------


     The Board of Directors of Imperial may at any time amend, suspend or terminate the RRP or any portion thereof, provided, however, that no such amendment, suspension or termination shall impair the rights of any award recipient, without his consent, in any award therefore made pursuant to the RRP.

Performance Criteria
- --------------------

     No Plan Shares shall be granted in any fiscal year in which the Imperial fails to meet the following requirements:

     (a)  achieves a return on average assets of 50 basis points; and
     (b)  is treated as adequately capitalized (as defined by FDIC regulations).


     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE ADOPTION OF THE RECOGNITION AND RETENTION PLAN.


              PROPOSAL IV -- APPROVAL OF VOLUNTARY RETAINER STOCK
             AND DEFERRED COMPENSATION PLAN FOR OUTSIDE DIRECTORS
                    AND THE TRANSACTIONS THEREUNDER


     The Outside Director Plan has been adopted by the Board of Directors of Imperial, subject to approval by the stockholders of Imperial at the Meeting. The complete text of the Outside Director Plan is attached to this Proxy Statement/Prospectus as Appendix D and is incorporated by reference herein. Generally, the Outside Director Plan permits non-employee directors of Imperial ("Outside Directors") to (i) receive stock in lieu of a portion of or all their cash compensation and (ii) defer a portion of or all of their compensation. The principal features of the Outside Director Plan are summarized below.


     Approval of the Outside Director Plan shall also constitute approval of the acquisitions of Imperial common stock thereunder by Outside Directors who elect to receive stock in lieu of cash compensation or upon settlement of deferred compensation.


     The Board of Directors believes it is appropriate for Imperial to adopt the Outside Director Plan to encourage and enable Outside Directors to receive some or all of their fees in shares of common stock, and to defer receipt of some or all of their fees, and thereby improve Imperial's ability to attract and retain highly qualified individuals to serve as Outside Directors of Imperial; provide competitive remuneration for Board service; enhance the breadth of Outside Director remuneration; and strengthen the commonality of interest between Outside Directors and shareholders.


Principal Features of the Outside Director Plan
- -----------------------------------------------


     Eligibility and Participation. Non-employee directors of Imperial are eligible to participate in the Outside Director Plan. Four Outside Directors are currently eligible to participate.


     Stock in Lieu of Cash. Pursuant to the Outside Director Plan, participants may elect to receive fees otherwise payable in cash in the form of Imperial's common stock, subject to the election requirements discussed below.

     Deferral of Fees. The Outside Director Plan provides for the deferral of cash compensation in the form of either (i) Cash Units ("Cash Units") in a Cash Unit Account ('Cash Unit Account") or (ii) Stock Units ("Stock Units") in a Stock Unit account ("Stock Unit Account").


     Shares Available; Non-Transferability. Pursuant to the Outside Director Plan, the maximum number of shares of Imperial common stock that may be distributed in lieu of cash compensation and in settlement of Stock Unit Accounts shall not exceed 125,000. Shares may be either authorized but unissued shares or reacquired shares held by Imperial in its treasury. No Cash Units, Stock Units or any other rights under the Outside Director Plan are assignable or transferable.


     Administration. The Outside Director Plan shall be administered by the Board's Compensation Committee or such other committee or individual as may be designated by the Board (the "Committee").


     Cash Units. Imperial will establish a Cash Unit Account for each participant who elects to defer compensation in the form of cash, subject to the election requirements discussed below. All fees deferred shall be credited to the participant's Cash Unit Account as of the date of the election to defer cash compensation (the "Deferral Date").


     Stock Units. Imperial will establish a Stock Unit Account for each participant who elects to defer compensation in the form of stock, subject to the election requirements discussed below. All fees deferred shall be credited to the participant's Stock Unit Account as of the applicable Deferral Date and converted to Stock Units as follows: the number of Stock Units shall equal the amount of deferred fees divided by the Discounted Market Value of the applicable Deferral Date, with fractional units calculated to at least three decimal places. The Discounted Market Value is the closing sales price for the shares on the relevant date, less 5% of such selling price.


     Election Requirements. Participants electing to receive stock in lieu of cash compensation or electing to defer their compensation may do so, in increments of 25% and up to an aggregate of 100% of their compensation, by making an irrevocable written election prior to the date on which the fees otherwise would be paid in accordance with the timing requirements established in the Plan. An election by a director shall be deemed to be continuing--and therefore applicable to fees paid in future years--unless the director revokes or changes such election by filing a new election form.


     Interest Equivalents. Credits of interest equivalents to the participant's Cash Unit Account shall be made as of the end of each calendar quarter. Such interest equivalents shall be calculated from the applicable Deferral Date, and the rate of such interest equivalents shall be as the Committee shall specify from time to time, but in no event shall the rate of the interest equivalents for any quarter exceed, on a pre-tax basis, the rate payable on the 30-year United States Treasury bond as of the end of such quarter.


     Dividend Equivalents. As of each dividend payment date with respect to shares, each participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to: the per-share cash dividend payable with respect to a share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend divided by the fair market value of a share on such dividend payment date. If dividends are paid on shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the participant's Stock Unit Account.


     Settlement. Each participant's Cash Unit Account shall be settled by delivering to the participant (or his or her beneficiary) the dollar amount equal to the number of Cash Units then credited to the participant's Cash Unit Account. Each participant's Stock Unit Account shall be settled by delivering to the participant (or his or her beneficiary) the number of shares equal to the number of whole Stock Units then credited to the participant's Stock Unit Account. Such accounts may be settled in either (i) a lump sum or (ii) substantially equal annual installments over a period not to exceed ten years.

     The interest of each participant in any fees deferred shall be that of a general creditor of Imperial. Cash Unit Accounts, Cash Units credited thereto, Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by or on behalf of Imperial's bookkeeping entries evidencing unfunded and unsecured general obligations of Imperial.


     Effect of Merger and Other Adjustments. The number of shares to be issued in lieu of cash compensation and Stock Unit Accounts will be adjusted by the Committee in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares for other securities of Imperial, stock split or reverse split or other change in the corporate structure of Imperial.


     Amendment and Termination. The Board may amend, alter, suspend, discontinue, or terminate the Outside Director Plan without the consent of shareholders or participants, except that any such action will be subject to the approval of the Imperial's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of Rule any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted, or if the Board in its discretion determines to seek such shareholder approval.


     Plan Benefits. If subsequent to an election to receive stock in lieu of cash compensation or to defer compensation in the form of cash and/or stock, the Committee determines that a participant has been or will be denied any benefit contemplated under the Outside Director Plan due to an interpretation of the Internal Revenue Code of 1986 or otherwise, the Committee shall, in its discretion, and subject to applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted, make whole such participant by such means as it deems necessary or appropriate.


Federal Income Tax Consequences
- -------------------------------


     Under present federal income tax laws, awards under the Outside Director Plan will have the following consequences:


     (1) An Outside Director who elects to receive stock in lieu of cash compensation will recognize income in the amount of the fair market value of such stock (and the amount of any cash distributed in lieu of fractional shares). Imperial will be entitled to a corresponding deduction.


     (2) No income will be recognized by a Outside Director at the time deferred fees and interest and dividend equivalents are credited to the Director's Cash Unit Account or Stock Unit Account, nor will Imperial be entitled to a deduction at the time such amounts are credited to such accounts.


     (3) Upon receipt of a distribution of cash and/or stock from the Cash Unit Account or the Stock Unit Account, the Outside Director will recognize income equal to the cash and the fair market value of the stock at the date of distribution. Imperial will be entitled to a corresponding deduction equal to the amounts includible in income by the Outside Director, in the year the stock and/or cash is distributed.


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE
  ADOPTION OF THE VOLUNTARY RETAINER STOCK AND DEFERRED COMPENSATION PLAN FOR
                               OUTSIDE DIRECTORS

                             FINANCIAL STATEMENTS


     The audited financial statements of Imperial as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, prepared in conformity with generally accepted accounting principles, are included in the Annual Report to Stockholders provided to all of Imperial's stockholders. Any stockholder which would like to receive an additional copy of Imperial's Annual Report to Stockholders for the year ended December 31, 1995, may do so by making a written request to Michael L. Mayer, Secretary of Imperial, 700 North Central Avenue, Glendale, California 91203. Additionally, Imperial will mail without charge, upon written request, a copy of the annual report on Form 10-K, including the financial statements, schedules and list of exhibits. Requests should be sent to Mr. Mayer at the above-referenced address. Imperial has also included, as Appendix E to this Proxy Statement\Prospectus, its Form 10-Q for the quarter ended March 31, 1996.

     No financial statements of the Company are presented in this Proxy Statement/Prospectus, as the Company currently has no significant assets or liabilities. In addition, no pro forma consolidated financial statements of the Company are included herein since such statements would reflect no material differences from the consolidated financial statements of Imperial.


                     IMPERIAL THRIFT AND LOAN ASSOCIATION


     Imperial was originally chartered in 1974. Imperial is engaged in originating real estate loans secured primarily by income producing properties for retention in its portfolio, funded primarily by investment certificates in the form of passbook and certificate of deposit accounts insured by the FDIC up to applicable limits. Imperial's business is conducted through nine offices in California and one loan production office in Nevada and through loan correspondents located in the western United States. Real estate loans are originated throughout the state of California; loans outside of California are originated through Imperial's Las Vegas office or through other wholesale loan origination arrangements. Deposit gathering activities are concentrated in Los Angeles and Orange Counties, the San Francisco Bay Area, and the Sacramento and San Diego areas. Imperial also accepts out of state deposits.


                                  THE COMPANY


General
- -------


     The Company was incorporated under the laws of Delaware in May 1996 at the direction of the Board of Directors of Imperial for the purpose of serving as a holding company for Imperial. The Company will be the sole stockholder of ITLA, an interim subsidiary corporation which is being organized for the purpose of facilitating the proposed Reorganization. Until the Effective Date, ITLA will not conduct any operations or business. On the Effective Date, it will be merged into Imperial and the resulting institution will continue the operations and business of Imperial without interruption. Imperial intends to initially pay the
Company approximately a $1.0 million dividend for working capital purposes    .


     The Company's executive offices are located at 7979 Ivanhoe Avenue,
LaJolla, California 92037, and its telephone number is (619) 551-0990    .

Regulation
- ----------

     While the Company is a financial institution holding company, it is not a bank holding company under the Bank Holding Company Act of 1956 or a savings and loan association holding company under the Home Owners' Loan Act and, therefore, is not regulated or supervised by the Board of Governors of the Federal Reserve System or the Office of Thrift Supervision. Additionally, the Company is not directly regulated or supervised by the

Commissioner, the FDIC, or any other bank regulatory authority, except with respect to the general regulatory and enforcement authority of the Commissioner and the FDIC over transactions and dealings between the Company and Imperial.

Federal and State Taxation
- --------------------------

     After the consummation of the Reorganization, the Company and Imperial intend to file consolidated federal and state income tax returns which would have the effect of eliminating intercompany distributions, including dividends, in the computation of the consolidated taxable income. Any income of the Company would not be subject to the special bad debt deduction allowed by Imperial, whether or not consolidated tax returns are filed.

Restrictions on Resale of Company Stock Received by Certain Persons
- -------------------------------------------------------------------

     The Company's Common Stock will be subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Accordingly, Company Common Stock may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration.

     The offering of shares of Company Common Stock issuable in connection with the Reorganization has been registered under the Securities Act, but this registration does not cover the resale of such shares. Company Common Stock received in the Reorganization by persons who are not "affiliates" of the Company may be resold without registration. Shares received by affiliates of the Company (primarily the directors, officers and any "controlling" stockholders of the Company) will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. In general, the Rule 145 restrictions terminate with respect to persons who are no longer affiliated with the Company after a two-year holding period if the Company continues to comply with the reporting requirements of the Exchange Act which will apply to it after the Reorganization (see "Proposal II -- The Holding Company Merger and Reorganization -- Comparison of Stockholder Rights -- Reports to Stockholders"), or after a three-year period if the Company does not meet such requirements. However, any person who becomes an affiliate of the Company will continue to be subject to the restrictions of Rule 144.


     Rule 144 generally requires that there be publicly available certain information concerning the Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. Beginning 90 days after the date of this Proxy Statement/Prospectus, if the conditions of Rule 144 are satisfied (including those that in some cases require affiliates' sales to be aggregated with sales by certain other persons), each affiliate is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) one percent of the number of outstanding shares of Company Common Stock or (ii) for so long as trading in the stock is reported through the NASDAQ-National Market (or if the stock is admitted to trading on a national securities exchange), the average weekly reported volume of trading during the four weeks preceding the sale. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

Company Management
- ------------------

     The initial Board of Directors of the Company consists of the current directors of Imperial. Such directors will serve for terms which will run concurrently with their respective terms as directors of Imperial.

     The officers of the Company, each whom is currently an officer of Imperial, are identified below. The officers of the Company are elected annually by the Company's Board of Directors.


              NAME                          POSITION
              ----                          --------
        George W. Haligowski       President and Chief Executive Officer

        Michael A. Sicuro          Senior Vice President and Chief
                                      Financial Officer

        Michael L. Mayer           Secretary



     It is currently expected that, unless the Company becomes actively involved in the operation or acquisition of additional savings institutions or other businesses, no separate compensation will be paid to the directors and employees of the Company. However, the Company may determine that separate compensation is appropriate in the future. Subject to the completion of the Reorganization, the Stock Option Plan of Imperial will become the Stock Option Plan of the Company and directors and employees of Imperial will continue to be eligible to participate. Assuming approval by Imperial's stockholders, the RRP and Outside Director Plan, will likewise became the RRP and Outside Director Plan of the Company. Since the directors and employees of Imperial will not initially be compensated by the Company but will continue to serve and be compensated by Imperial, no additional Company benefit plans are anticipated at this time. Imperial will continue to maintain its other benefit programs.

                                 LEGAL OPINION


     The legality of the Company Common Stock to be issued pursuant to the Reorganization and certain other matters in connection with the Reorganization will be passed upon by Silver, Freedman & Taff, L.L.P., a limited liability partnership including professional corporations, 1100 New York Avenue, N.W., Washington, D.C.


                             STOCKHOLDER PROPOSALS


     In order to be eligible for inclusion in Imperial's proxy materials for next year's Annual Meeting of Stockholders (or the Company's proxy materials, if the Reorganization is then completed), any stockholder proposal to take action at such meeting must be received at the main office of Imperial or the Company, 700 North Central Avenue, Glendale, California 91203, no later than December 6, 1996. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


                                 OTHER MATTERS


     The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy
Statement/Prospectus. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

     The cost of solicitation of proxies will be borne by Imperial. Imperial will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Imperial Common Stock. In addition to solicitation by mail, directors, officers and regular employees of Imperial may solicit proxies personally or by telegraph or telephone, without additional compensation.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 George W. Haligowski
                                 Chairman of the Board, President and
                                 Chief Executive Officer

Glendale, California


June 19, 1996

                                  APPENDIX A


                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), is made and entered into by and among IMPERIAL THRIFT AND LOAN ASSOCIATION, a California licensed industrial loan company ("Imperial"), ITLA CORP., a California business corporation and ITLA CAPITAL CORPORATION, a Delaware business corporation ("Holding"), effective as of the date executed by all of the parties.


                                  WITNESSETH:

     WHEREAS, Imperial is an industrial loan company duly organized and validly existing under the laws of the State of California, with authorized capital stock consisting of twenty million (20,000,000) shares of common stock, no par value ("Thrift Stock"), of which 7,820,500 shares are issued and outstanding and five million (5,000,000) shares of preferred stock, no par value, none of which are outstanding;

     WHEREAS, ITLA Corp. is a corporation duly organized and validly existing under the laws of the State of California, which is proposed to be a subsidiary of Holding and to have authorized capital stock consisting of 100 shares of common stock, par value $.01 per share ("ITLA Stock");

     WHEREAS, Holding is a capital stock corporation duly organized and validly existing under the laws of Delaware, with authorized capital stock consisting of twenty million (20,000,000) shares of common stock, par value $.01 per share ("Holding Stock") and five million (5,000,000) shares of preferred stock, par value $.01 per share;

     WHEREAS, Holding proposes to issue one share of its common stock to its incorporator for a purchase price of $10.00 and to purchase one share of the common stock of ITLA Corp. for $10.00;

     WHEREAS, it is the desire of the parties to this Agreement to adopt a plan of reorganization providing for the formation of a holding company for Imperial; and

     WHEREAS, a majority of the respective Boards of Directors of Imperial, ITLA Corp., and Holding have approved and authorized the execution of this Agreement pursuant to which the plan of reorganization, including the merger of ITLA Corp. into Imperial, will be implemented.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and in order to prescribe the plan of reorganization and merger, including its terms and conditions, the mode of carrying the same into effect, the manner and basis of converting Thrift Stock into Holding Stock and such other details and provisions as are deemed necessary or proper, the parties hereby agree as follows:

                                   ARTICLE I

                           MERGER AND REORGANIZATION

     1.1 Subject to the conditions hereinafter set forth, ITLA Corp. shall be merged into Imperial under the Articles of Incorporation of Imperial at the Effective Date (as defined in Article XI hereof) of the merger (the "Merger"). The Merger shall be effected pursuant to the provisions of, and with the effect provided in, the applicable provisions of the laws of the State of California and the federal laws of the United States and the requirements of the California Department of Corporations ("DOC") and the Federal Deposit Insurance Corporation (the "FDIC").

     1.2 On the Effective Date, the resulting entity in the Merger shall be Imperial (hereinafter referred to as the "Surviving Institution" whenever reference is made to it as of the Effective Date of the Merger or thereafter) which will continue to operate under its present name as "Imperial Thrift and Loan Association." The Articles of Incorporation and Bylaws of Imperial in effect on the Effective Date shall be the Articles of Incorporation and Bylaws of the Surviving Institution. The established offices and facilities of Imperial immediately prior to the Merger shall become the established offices and facilities of the Surviving Institution.

     1.3 On the Effective Date of the Merger, ITLA Corp. shall cease to exist separately and shall be merged with and into Imperial in accordance with the provisions of this Agreement and in accordance with the provisions of applicable laws, rules and regulations, and all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits then owned by ITLA Corp. or which would inure to it, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the Surviving Institution, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by ITLA Corp. prior to such Merger. The Surviving Institution shall be deemed to be and shall be a continuation of the entity and identity of ITLA Corp. and Imperial and all of the rights and obligations of ITLA Corp. and Imperial shall remain unimpaired and the Surviving Institution, on the Effective Date of such Merger, shall succeed to all such rights and obligations and the duties and liabilities connected therewith on such Effective Date.

     1.4 On the Effective Date of the Merger, there will be no holders of investment certificates issued by ITLA Corp. Holders of investment certificates of Imperial as of the Effective Date of the Merger shall continue to be holders of the same interest of the Surviving Institution without change as to withdrawal value or other rights. No existing holder of any investment certificate shall have any of his rights impaired by virtue of the Merger contemplated hereby.

     1.5 The directors and officers of the Surviving Institution on the Effective Date shall be those persons who are directors and officers, respectively, of Imperial immediately before the Effective Date. The committees of the Board of Directors of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same persons who were serving on, committees appointed by the Board of Directors of Imperial as they exist immediately before the Effective Date. The committees, if any, of officers of the Surviving Institution on the Effective Date shall be the same as, and shall be composed of the same officers who were serving on, the committees of officers of Imperial as they exist immediately before the Effective Date.

     1.6 Except as expressly prohibited by applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of Imperial and ITLA Corp., their respective stockholders, Boards of Directors, committees elected or appointed by their Boards of Directors, and their respective officers and agents, which were valid and effective immediately before the Effective Date, shall be taken for all purposes at and after the Effective Date as the acts, plans and policies, applications, agreements, orders, registrations, licenses, approvals and authorizations of the Surviving Institution and shall be as effective and binding thereon as the same were with respect to Imperial and ITLA Corp. immediately before the Effective Date.


     1.7 On and after the Effective Date, the 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Non-Employee Directors of Imperial (the "Option Plans"), the Recognition and Retention Plan (the "RRP") and the Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (the "Outside Director Plan") shall be assumed by Holding and shares and options for shares awarded under the Option Plans, and shares awarded under the RRP and the Outside Director Plan shall be shares of Holding Stock.


                                  ARTICLE II

                CONVERSION, EXCHANGE AND CANCELLATION OF SHARES

     2.1 The manner and basis of converting and exchanging the issued and outstanding shares of Thrift Stock into shares of Holding Stock and related transactions concerning ITLA Corp., shall be as hereinafter provided in this
Article II.

     2.2  On the Effective Date:

          (a) Each share of Thrift Stock outstanding on the Effective Date shall, without any action on the part of the holder thereof or Imperial or Holding, be converted into and exchangeable for one share of Holding Stock;

          (b) The outstanding share of ITLA Stock issued to Holding shall be cancelled and converted into the same number of shares of Thrift Stock issued and outstanding on the Effective Date; and

          (c) The share of Holding Stock previously issued to the incorporator and outstanding shall be cancelled for a redemption price of $10.00.

     2.3 On and after the Effective Date, each holder of a certificate or certificates which prior thereto represented outstanding shares of Thrift Stock shall be entitled, upon surrender of such certificate or certificates for cancellation to Holding, to receive as soon as practicable a new certificate representing the number of shares of Holding Stock into which such holder's shares of Thrift Stock were converted as a result of the Merger. Until so surrendered, each certificate theretofore evidencing Thrift Stock shall not be transferable on the books of the parties hereto, but shall be deemed to evidence ownership of the number of shares of Holding Stock into which such shares of Thrift Stock have been converted by virtue of the Merger.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF HOLDING

     Holding hereby represents and warrants as follows:

     3.1 Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Effective Date, Holding will have corporate power to carry on its business as then to be conducted and will be qualified to do business in every jurisdiction in which the character and location of the assets to be owned by it or the nature of the business to be transacted by it require qualification.

     3.2 Holding has no subsidiaries other than ITLA Corp. at the date of this Agreement. Between the date hereof and the Effective Date, Holding will not create or acquire any subsidiaries, other than ITLA Corp., without the consent of Imperial.

     3.3 The authorized capital stock of Holding consists on the date hereof of twenty million (20,000,000) shares of common stock, par value $.01 per share, and five million (5,000,000) shares of preferred stock, par value $.01 per share. Except as set forth above or as contemplated by this Agreement or necessary for the effectuation of the Merger, as of the date hereof, Holding does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of its capital stock.

     3.4 Compliance with the terms and provisions of this Agreement by Holding will not conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Holding is a party, or constitute a default thereunder.

     3.5 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Holding and has been approved by the incorporator as the sole stockholder of Holding.

     3.6 Holding has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to approval of this Agreement by the incorporator as sole stockholder of Holding and the provisions of Section 7.3 hereof.

     3.7 On or prior to the Effective Date, Holding will make available for issuance and delivery that number of shares of Holding Stock into which the outstanding Thrift Stock is to be converted and exchanged pursuant to the Merger as provided herein. All such shares of Holding Stock, when delivered in exchange for Thrift Stock, will be duly authorized, validly issued and outstanding, fully paid and non-assessable, and will be voting stock of Holding.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF IMPERIAL

     Imperial hereby represents and warrants as follows:

     4.1 Imperial is an industrial loan company duly organized, validly existing and in good standing under the laws of the State of California, and is duly authorized to carry on its business as it is now being conducted.

     4.2 The authorized capital stock of Imperial consists on the date hereof of twenty million (20,000,000) shares of common stock, no par value, of which 7,820,500 shares are issued and outstanding, and five million (5,000,000) shares of preferred stock, no par value, none of which are issued and outstanding.

     4.3 Compliance with the terms and provisions of this Agreement by Imperial will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which Imperial is a party.

     4.4 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Imperial.

     4.5 Imperial has complete and unrestricted power to enter into and to consummate the transactions contemplated by this Agreement, subject to the provisions of Sections 7.2 and 7.3 hereof.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF ITLA CORP.

     ITLA Corp. hereby represents and warrants as follows:

     5.1 ITLA Corp. is duly organized, validly existing and in good standing under the laws of the State of California.

     5.2 The authorized capital stock of ITLA Corp. consists of 100 shares of common stock, par value $.01 per share. Except for the share of ITLA Corp. stock issued to Holding for the effectuation of the Merger, prior to the Merger, ITLA Corp. will not have any shares of its stock issued and outstanding. There are no outstanding subscriptions, options or other arrangements or commitments obligating ITLA Corp. to issue any shares of its capital stock.

     5.3 Compliance with the terms and provisions of this Agreement by ITLA Corp. will not conflict with, constitute a default under or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any court or governmental authority, domestic or foreign, or of any agreement or instrument to which ITLA Corp. is, or will be, a party.

     5.4 Prior to the Merger, the execution, delivery and performance of this Agreement will be duly authorized by the Board of Directors of ITLA Corp. and will be approved by Holding as the sole stockholder of ITLA Corp.

     5.5 ITLA Corp. has complete and unrestricted power to enter into and to consummate the transaction contemplated by this Agreement, subject to the approval of this Agreement and the Merger by Holding as sole stockholder of ITLA Corp. and the provisions of Section 7.3 hereof.


                                  ARTICLE VI

             OBLIGATIONS OF THE PARTIES PENDING THE EFFECTIVE DATE

     6.1 Prior to the Effective Date, (i) ITLA Corp. shall complete its organization and have directors who shall be duly elected and qualified, (ii) Holding shall complete its organization and have directors who shall be duly elected and qualified, and (iii) this Agreement shall be duly submitted to the stockholders of Imperial for the purpose of considering and acting upon this Agreement in the manner required by law. Each party shall use its best efforts to obtain the requisite approvals of this Agreement and the transactions contemplated herein and, after obtaining such approval, the parties through their respective officers and directors, shall execute and file with the appropriate regulatory authorities all documents and papers, and the parties shall take every reasonable action, necessary to comply with and to secure such approval of this Agreement and the transactions contemplated herein as may be required by all applicable statutes, rules and regulations.


                                  ARTICLE VII

                  CONDITIONS PRECEDENT TO THE CONSUMMATION OF
                         THE MERGER AND REORGANIZATION

     The obligations of the parties hereto to consummate the Merger and the reorganization contemplated hereby shall be subject to the conditions that on or before the Effective Date:

     7.1 Each of the parties hereto shall have performed and complied with all of its obligations hereunder which are to be complied with or performed on or before the Effective Date.

     7.2 This Agreement and related transactions contemplated hereby shall have been duly and validly authorized, approved and adopted at a meeting of stockholders duly and properly called for such purpose by Imperial by an affirmative vote of at least 50 percent of the outstanding voting stock of Imperial plus one affirmative vote, all in accordance with applicable law.

     7.3 Orders, consents and approvals, in form and substance reasonably satisfactory to all the parties hereto, shall have been entered by the DOC and the FDIC (or there shall have been received satisfactory assurance that such orders, consents or approvals are not required), granting the authority necessary for consummation of the transactions contemplated by this Agreement pursuant to the provisions of the requirements of the DOC and the FDIC, all other requirements prescribed by law and the rules and regulations of any other regulatory authority having jurisdiction over the transactions contemplated herein shall have been satisfied.

     7.4 There shall have been received from Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Imperial, an opinion to the effect that:

          1.   The Merger will constitute a reorganization within the meaning of
     Section 368(a)(1(A) and 368(a)(2)E) of the Internal Revenue Code of 1986 (the "Code"). The reorganization will not be disqualified by reason of the fact that stock of Holding is used in the transaction (Section 368(a)(2)(E) of the Code). It will also not be disqualified by the substitution of Holding stock options for Thrift Stock options as discussed above (Rev. Rul. 70-269, 1970-1 C.B. 81). Holding, ITLA Corp. and Imperial will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. No gain or loss will be recognized to ITLA Corp. on the transfer of substantially all of its assets to Imperial (Section 361(a) of the Code).

          3. No gain or loss will be recognized to Imperial on the receipt by Imperial of substantially all of the assets of ITLA Corp. in exchange for Thrift Stock (Section 1032(a) of the Code).

          4. Imperial's basis in each ITLA Corp. asset received in the transaction will be the same as the basis of those assets in the hands of ITLA Corp. immediately prior to the transaction (Section 362(b) of the Code).

          5. Imperial's holding period in each ITLA Corp. asset will include the period during which ITLA Corp. held such asset (Section 1223(2) of the Code).

          6. No gain or loss will be recognized by Holding upon the receipt of Thrift Stock (Section 354(a)(1) of the Code).

          7. No gain or loss will be recognized by the shareholders of Imperial on the exchange of their Thrift Stock solely for an identical number of shares of Holding Stock (Section 354(a)(1) of the Code).

          8. Each Imperial shareholder's basis in the Holding Stock received in the transaction will be the same as the basis in the Thrift Stock surrendered in the transaction (Section 358(a)(1) of the Code).

          9. The holding period of the Holding Stock to be received by Imperial shareholders includes the period during which the Thrift Stock surrendered in exchange therefor was held provided that the Thrift Stock was held as a capital asset in the hands of Imperial shareholders on the date of the exchange (Section 1223(1) of the Code).


          10. The net operating losses of Imperial, if any, will not be reduced or eliminated by reason of the proposed reorganization under Section 382 of the Code.

     7.5 No action, suit or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin or prohibit the Merger and reorganization contemplated herein, or which might restrict the operation of the business of the Surviving Institution or the ownership of the capital stock of the Surviving Institution or the exercise of any rights with respect thereto by Holding, or subject any of the parties hereto or any of their directors or officers to any liability, fine, forfeiture, or penalty on the grounds that the transactions contemplated hereby, the parties hereto or their directors or officers, have breached or will breach any applicable law or regulation, or have otherwise acted improperly in connection with the transactions contemplated hereby, and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit or proceeding raises substantial questions of law or fact which could reasonably be decided adversely to any party hereto or its directors or officers.

                                 ARTICLE VIII

                        ADDITIONAL CONDITIONS PRECEDENT

     8.1 Each obligation of Holding and ITLA to be performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

          (a) The representations and warranties made by the Imperial in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date; and

          (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by Imperial.

     8.2 Each obligation of Imperial to performed on or prior to the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following additional conditions:

          (a) The representations and warranties made by Holding and by ITLA contained in this Agreement shall be true as though such representations and warranties had been made or given on and as of the Effective Date;

          (b) This Agreement and the transactions contemplated hereby shall have been duly and validly authorized, approved and adopted by Holding and by ITLA; and

          (c) The shares of Holding Stock to be issued in the Merger shall have been approved for quotation on the National Association of Securities Dealers National Market System or accepted for trading on a national securities exchange.

                                  ARTICLE IX

                                  AMENDMENTS

     Imperial, Holding and ITLA Corp., by mutual consent of their respective Boards of Directors or incorporators, as the case may be, to the extent permitted by law, may amend, modify, supplement and interpret this Agreement in such manner as may be mutually agreed upon by them in writing at any time before or after the approval and adoption thereof by the stockholders of Imperial, provided, however, that no such amendment, modification, supplement or interpretation shall have a materially adverse impact on Imperial or its stockholders except with the approval of the stockholders of Imperial.


                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

     10.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger and reorganization abandoned at any time (whether before or after the approval and adoption thereof by the stockholders of Imperial) prior to the Effective Date:

          (a)  By mutual consent of the parties hereto;

          (b)  By Holding or ITLA Corp., if any condition set forth in Sections
     7.1 through 7.5 of Article VII or Section 8.1 of Article VIII has not been met or has not been validly waived or if; or

          (c)  By Imperial, if any condition set forth in Sections 7.1 through
     7.5 of Article VII or Section 8.2 of Article VIII has not been met or has not been validly waived.

     10.2 An election by a party hereto to terminate this Agreement and abandon the Merger and plan of reorganization as provided in Section 10.1 shall be exercised on behalf of such corporation by its Board of Directors or incorporators, as may be the case.

     10.3 In the event of the termination of this Agreement pursuant to the provisions of Section 10.1 hereof, this Agreement shall become void and have no effect and create no liability on the part of any of the parties hereto or their respective incorporators, directors, officers or stockholders in respect to this Agreement.

     10.4 Any of the terms or conditions of this Agreement (other than the necessary approvals of stockholders and government authorities) may be waived at any time by the party which is entitled to the benefit thereof, by action taken by its Board of Directors; provided, however, that such action shall be taken only if, in the judgment of the Board of Directors taking the action, such waiver will not have a materially adverse effect on the benefits intended under this Agreement to be afforded to the stockholders of Imperial.


                                  ARTICLE XI

                                EFFECTIVE DATE

     The effective date of the Merger ("Effective Date") shall be the last day of the calendar month during which the last to occur of the following events takes place: (i) the Merger is approved by the DOC and the FDIC and the California Secretary of State certifies a copy of this Agreement, (ii) all other required regulatory approvals have been obtained, and (iii) all other conditions to the Merger herein set forth have been met. The Boards of Directors of Imperial, ITLA Corp. and Holding each specifically and expressly delegate to their respective chief executive officers the authority to change, by mutual consent of such officers, the Effective Date of the Merger if necessary to properly and efficiently accomplish the Merger.


                                  ARTICLE XII

                      TERMINATION OF REPRESENTATIONS AND
                       WARRANTIES AND CERTAIN AGREEMENTS

     The respective representations, warranties, covenants and agreements of the parties hereto in Articles III, IV and V hereof shall expire with, and be terminated and extinguished by, the Merger and reorganization pursuant to this Agreement at the time of the consummation thereof on the Effective Date. None of the parties shall be under any liability whatsoever with respect to any such representation, warranty, covenant or agreement which does not survive the Merger and reorganization, it being intended that the sole remedy of the parties for a breach of any such representation, warranty, covenant or agreement shall be to elect not to proceed with the Merger and reorganization if such breach has resulted in the failure to satisfy a condition precedent to such party's obligation to consummate the transactions contemplated hereby.


                                 ARTICLE XIII

                                 MISCELLANEOUS

     13.1 This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties among the parties other than those set forth or provided for herein.

     13.2 Any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

     13.3 Any notice or waiver to be given to any party shall be in writing and shall be deemed to have been duly given if delivered, mailed, or sent by prepaid telegram, addressed to such party at 700 North Central Avenue, Suite 600, Glendale, California 91203.

     13.4 The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any paragraph hereof.

     13.5 Imperial will pay all fees and expenses incurred in connection with the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, Imperial, ITLA Corp. and Holding each under the authority of its Board of Directors have caused this Agreement to be executed with the intent to be legally bound hereby.

                                             IMPERIAL THRIFT AND
                                             LOAN ASSOCIATION
ATTEST:


By:   /s/ Michael L. Mayer                   By:  /s/ George W. Haligowski
      -------------------------------             -----------------------------
      Michael L. Mayer, Secretary                 George W. Haligowski
                                                  Chairman, President and Chief
                                                   Executive Officer


Date:  May 1, 1996                           Date:  May 1, 1996
      -------------------------------              ----------------------------

                                             ITLA CORP.
ATTEST:


By:   /s/ Michael L. Mayer                   By: /s/ George W. Haligowski
      -------------------------------            -----------------------------
      Michael L. Mayer, Secretary                 George W. Haligowski
                                                  Chairman, President and Chief
                                                   Executive Officer


Date:  May 1, 1996                           Date:  May 1, 1996
      -------------------------------              ----------------------------


ATTEST:                                      ITLA CAPITAL CORPORATION


By:   /s/ Michael L. Mayer                   By:  /s/ George W. Haligowski
      -------------------------------             -----------------------------
      Michael L. Mayer, Secretary                 George W. Haligowski
                                                  Chairman, President and Chief
                                                   Executive Officer


Date:  May 1, 1996                           Date:  May 1, 1996
      -------------------------------              ----------------------------

                                  APPENDIX B


                         CERTIFICATE OF INCORPORATION

                                      OF

                           ITLA CAPITAL CORPORATION


     FIRST:  The name of the Corporation is ITLA Capital Corporation
     -----
(hereinafter sometimes referred to as the "Corporation").

     SECOND:  The address of the registered office of the Corporation in the
     ------
State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

     THIRD:  The purpose of the Corporation is to engage in any lawful act or
     -----
activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH:
     ------

          A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is twenty-five million (25,000,000) consisting of:

               1. Five million (5,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

               2. Twenty million (20,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

          B. The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

          C.   1.   Notwithstanding any other provision of this Certificate of
Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the "Limit"), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

               2. The following definitions shall apply to this Section C of this Article FOURTH:

                    (a) An "affiliate" of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

                    (b) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on March 31, 1996; provided, however, that a person shall, in any event, also
                     --------  -------
     be deemed the "beneficial owner" of any Common Stock:

                         (1) which such person or any of its affiliates beneficially owns, directly or indirectly; or

                         (2) which such person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of the clauses of Section A of Article EIGHTH) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such affiliate is otherwise deemed the beneficial owner); or

                         (3) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation;

     and provided further, however, that (1) no director or officer of this
         -------- -------  -------
     Corporation (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any affiliate thereof), and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation nor any trustee with respect thereto (or any affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

                    (c) A "person" shall mean any individual, firm, corporation, or other entity.

                    (d) The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (1) the number of shares of Common Stock beneficially owned by any person, (2) whether a person is an affiliate of another, (3) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (4) the application of any other definition or operative provision of this Section to the given facts, or (5) any other matter relating to the applicability or effect of this Section.

               3. The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) (a "Holder in Excess") supply the Corporation with complete information as to (1) the record owner(s) of all shares beneficially owned by such Holder in Excess, and (2) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such Holder in Excess. The Board of Directors shall further have the right to receive from any Holder in Excess reimbursement for all expenses incurred by the Board in connection with its investigation of any matters relating to the applicability or effect of this section on such Holder in Excess, to the extent such investigation is deemed appropriate by the Board of Directors as a result of the Holder in Excess refusing to supply the Corporation with the information described in the previous sentence.

               4. Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast one-third of the votes (after giving effect, if required, to the provisions of this Section) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

               5. Any constructions, applications, or determinations made by the Board of Directors, pursuant to this Section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders.

               6. In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

     FIFTH:    The following provisions are inserted for the management of the
     -----
business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by Statute or by this Certificate of Incorporation or the By-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

          B. The directors of the Corporation need not be elected by written ballot unless the By-laws so provide.

          C. Subject to the rights of holders of any class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

          D. Subject to the rights of holders of any class or series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors (the "Whole Board").

          E. Stockholders shall not be permitted to cumulate their votes for the election of directors.

     SIXTH:
     -----

          A. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the conclusion of the first annual meeting of stockholders, the term of office of the second class to expire at the conclusion of the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the conclusion of the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

          B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-laws of the Corporation.

          D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation), voting together as a single class.

     SEVENTH:  The Board of Directors is expressly empowered to adopt, amend or
     -------
repeal the By-laws of the Corporation. Any adoption, amendment or repeal of the By-laws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the By-laws of the Corporation. In addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH hereof), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the By-laws of the Corporation.

     EIGHTH:
     ------

          A. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this
Section:

               1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

               2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

               3. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the Corporation and its Subsidiaries except pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

               4. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

               5. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder (a "Disproportionate Transaction"); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Stockholder or Affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or quotation system or otherwise.

     The term "Business Combination" as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

          B. The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, or such vote as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 and 2 are met:

               1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

               2.  All of the following conditions shall have been met:

                   (a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

                        I. (if applicable) the Highest Per Share Price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it (X) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (Y) in the transaction in which it became an Interested Stockholder, whichever is higher.

                        II. the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the "Determination Date"), whichever is higher.

                    (b) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                         I. (if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (X) within the two-year period immediately prior to the Announcement Date, or (Y) in the transaction in which it became an Interested Stockholder, whichever is higher;

                         II. (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                         III. the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                    (c) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                    (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination; (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (ii) there shall have been (X) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and
          (Y) an increase in such
          annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                    (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                    (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          C.   For the purposes of this Article EIGHTH:

               1. A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

               2. "Interested Stockholder" shall mean any Person (other than the Corporation or any holding company or Subsidiary thereof) who or which:

                    (a) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

                    (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock; or

                    (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

               3.   A Person shall be a "beneficial owner" of any Voting Stock:

                    (a) which such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 31, 1996; or

                    (b) which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

                    (c) which are beneficially owned, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 31, 1996, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in Subparagraph (b) of this Paragraph 3) or in disposing of any shares of Voting Stock;

     provided, however, that, in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

               4. For the purpose of determining whether a Person is an Interested Stockholder pursuant to Paragraph 2 of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 3 of this Section C but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               5. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on March 31, 1996.

               6. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of
                  --------  -------
     Interested Stockholder set forth in Paragraph 2 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

               7. "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

               8. "Fair Market Value" means: (a) in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock of the Nasdaq System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or in combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

               9. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

               10. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

          D. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

          E. Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

          F. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article EIGHTH.

     NINTH:   The Board of Directors of the Corporation, when evaluating any
     -----
offer of another Person (as defined in Article EIGHTH hereof) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effect of acceptance of such offer on the Corporation's present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objectives as a financial institution holding company and on the ability of its subsidiary financial institution to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

     TENTH:
     -----

          A. Except as set forth in Section B of this Article TENTH, in addition to any affirmative vote of stockholders required by law or this Certificate of Incorporation, any direct or indirect purchase or other acquisition by the Corporation of any Equity Security (as hereinafter defined) of any class from any Interested Person (as hereinafter defined) shall require the affirmative vote of the holders of at least 80% of the Voting Stock of the Corporation that is not beneficially owned (for purposes of this Article TENTH beneficial ownership shall be determined in accordance with Section C.2(b) of Article FOURTH hereof) by such Interested Person, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or in any agreement with any national securities exchange or quotation system, or otherwise. Certain defined terms used in this Article TENTH are as set forth in Section C below.

          B. The provisions of Section A of this Article TENTH shall not be applicable with respect to:

              1. any purchase or other acquisition of securities made as part of a tender or exchange offer by the Corporation or a Subsidiary (which term, as used in this Article TENTH, is as defined in the first clause of Section C.6 of Article EIGHTH hereof) of the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provision replacing such Act, rules or regulations);

              2. any purchase or acquisition made pursuant to an open market purchase program approved by a majority of the Board of Directors, including a majority of the Disinterested Directors (which term, as used in this Article TENTH, is as defined in Article EIGHTH hereof); or

              3. any purchase or acquisition which is approved by a majority of the Board of Directors, including a majority of the Disinterested Directors, and which is made at no more than the Market Price (as hereinafter defined), on the date that the understanding between the Corporation and the Interested Person is reached with respect to such purchase (whether or not such purchase is made or a written agreement relating to such purchase is executed on such date), of shares of the class of Equity Security to be purchased.

          C.  For the purposes of this Article TENTH:

              1. The term Interested Person shall mean any Person (other than the Corporation, Subsidiaries of the Corporation, pension, profit sharing, employee stock ownership or other employee benefit plans of the Corporation and its Subsidiaries, entities organized or established by the Corporation or any of its Subsidiaries pursuant to the terms of such plans and trustees and fiduciaries with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner of 5% or more of the Voting Stock of the Corporation, and any Affiliate or Associate of any such person.

              2. The Market Price of shares of a class of Equity Security on any day shall mean the highest sale price of shares of such class of Equity Security on such day, or, if that day is not a trading day, on the trading day immediately preceding such day, on the national securities exchange or the Nasdaq System or any other system then in use on which such class of Equity Security is traded.

              3.  The term Equity Security shall mean any security described in
     Section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on March 31, 1996, which is traded on a national securities exchange or the Nasdaq System or any other system then in use.

              4. For purposes of this Article TENTH, all references to the term Interested Stockholder in the definition of Disinterested Director shall be deemed to refer to the term Interested Person.

     ELEVENTH:
     --------

          A.  Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, including, without limitation, any Subsidiary (as defined in Article EIGHTH herein), partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with
           --------  -------
respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the
                                            --------  -------
Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication"), that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

          D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

          E. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F. The Corporation may, to the extent authorized from time to time by a majority vote of the disinterested directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

     TWELFTH: A director of this Corporation shall not be personally liable to
     -------
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     THIRTEENTH:    The Corporation reserves the right to amend or repeal any
     ----------
provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that,
                                                      --------  -------
notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article THIRTEENTH, clauses B or C of Article FOURTH, clauses C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH, Article TENTH or Article ELEVENTH.

     FOURTEENTH:    The name and mailing address of the sole incorporator are as
     ----------
follows:

           NAME                          MAILING ADDRESS
           ----                          ---------------

     George W. Haligowski                Imperial Thrift and Loan Association
                                         700 North Central Avenue
                                         Glendale, California 91203

     I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 1st day of May, 1996.



                                  /s/ George W. Haligowsi
                                --------------------------------------
                                George W. Haligowski, Incorporator

                                  APPENDIX C

                     IMPERIAL THRIFT AND LOAN ASSOCIATION

                        RECOGNITION AND RETENTION PLAN



     1.  Plan Purpose.  The purpose of the Plan is to promote the long-term
         ------------
interests of the Association and its stockholders by providing a means for attracting and retaining officers and employees of the Association and its Affiliates.

      2.   Definitions.  The following definitions are applicable to the Plan:
           -----------

           "Association" - means Imperial Thrift and Loan Association, a California thrift and loan and its predecessors and successors.






           "Affiliate" - means any "parent corporation" or "subsidiary corporation" of the Association, as such terms are defined in Section 424(e) and
(f), respectively, of the Code.


           "Award" - means the grant by the Committee of Restricted Stock, as provided in the Plan.

           "Code" - means the Internal Revenue Code of 1986, as amended.

           "Committee" - means the Committee referred to in Section 7 hereof.


           "Continuous Service" - means the absence of any interruption or termination of service as an officer or employee of the Association or any Affiliate. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by the Association or any Affiliate or in the case of transfers between payroll locations of the Association or between the Association, its subsidiaries or its successor.


           "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.


           "Participant" - means any officer or employee of the Association or any Affiliate who is selected by the Committee to receive an Award.


           "Plan" - means the Recognition and Retention Plan of the Association.


           "Performance Requirements" - means the minimum requirements which must be met by the Association or the Association as set forth in Section 13
 .
           "Restricted Period" - means the period of time selected by the Committee for the purpose of determining when restrictions are in effect under
Section 3 hereof with respect to Restricted Stock awarded under the Plan.

           "Restricted Stock" - means Shares which have been contingently awarded to a Participant by the Committee subject to the restrictions referred to in Section 3 hereof, so long as such restrictions are in effect.


           "Shares" - means the common stock of the Association, no par value per share, or of any successor corporation or other legal entity assuming or adopting the Plan.

     3.  Terms and Conditions of Restricted Stock.  The Committee shall have
         ----------------------------------------
full and complete authority, subject to the limitations of the Plan, to grant awards of Restricted Stock and, in addition to the terms and conditions contained in paragraphs (a) through (f) of this Section 3, to provide such other terms and conditions (which need not be identical among Participants) in respect of such Awards, and the vesting thereof, as the Committee shall determine.

           (a) At the time of an award of Restricted Stock, the Committee shall establish for each Participant a Restricted Period, during which or at the expiration of which, as the Committee shall determine and provide in the agreement referred to in paragraph (d) of this Section 3, the Shares awarded as Restricted Stock shall vest, and subject to any such other terms and conditions as the Committee shall provide. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, except as hereinafter provided, during the Restricted Period. Except for such restrictions, and subject to paragraphs (c) and (e) of this Section 3 and
Section 4 hereof, the Participant as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such shares and the right to vote such shares. The Committee shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect thereto, or to remove any or all of such restrictions, whenever it may determine that such action is appropriate by reason of changes in applicable tax or other laws or other changes in circumstances occurring after the commencement of such Restricted Period.


           (b) Except as provided in Section 5 hereof, if a Participant ceases to maintain Continuous Service for any reason (other than death, total or partial disability or normal or early retirement), unless the Committee shall otherwise determine, all Shares of Restricted Stock theretofore awarded to such Participant and which at the time of such termination of Continuous Service are subject to the restrictions imposed by paragraph (a) of this Section 3 shall upon such termination of Continuous Service be forfeited and returned to the Association. If a Participant ceases to maintain Continuous Service by reason of death, total or partial disability or normal or early retirement, Restricted Stock then still subject to restrictions imposed by paragraph (a) of this
Section 3 will be free of those restrictions.


           (c) Each certificate in respect of Shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and deposited by the Participant, together with a stock power endorsed in blank, with the Association and shall bear the following (or a similar) legend:


           "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Recognition and Retention Plan of Imperial
     Thrift and Loan Association    .

     Copies of such Plan are on file in the offices of the Secretary of Imperial Thrift and Loan Association, 700 North Central Avenue, Glendale, California
     91203    .


           (d) At the time of any Award, the Participant shall enter into an Agreement with the Association in a form specified by the Committee, agreeing to the terms and conditions of the Award and such other matters as the Committee, in its sole discretion, shall determine (the "Restricted Stock Agreement").


           (e) At the time of an award of shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Participant of dividends declared or paid on such shares, or specified portions thereof, by the Association shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed under paragraph (a) of this Section 3 or (ii) the forfeiture of such shares under paragraph (b) of this Section 3, and shall be held by the Association for the account of the Participant until such time. In the event of such deferral, there shall be credited at the end of each year (or portion thereof) interest on the amount of the account at the beginning of the year at a rate per annum as the Committee, in its discretion, may determine. Payment of deferred dividends, together with interest accrued thereon, shall be made upon the lapsing of the Restricted Period imposed under paragraph (a) of this Section 3.


           (f) At the expiration of the restrictions imposed by paragraph (a) of this Section 3, the Association shall redeliver to the Participant (or where the relevant provision of paragraph (b) of this Section 3 applies in the case of a deceased Participant, to his legal representative, beneficiary or heir) the certificate(s) and stock power deposited with it pursuant to paragraph (c) of this Section 3 and the Shares represented by such certificate(s) shall be free of the restrictions referred to in paragraph (a) of this Section 3.


     4.  Adjustments Upon Changes in Capitalization.  In the event of any change
         ------------------------------------------
in the outstanding Shares subsequent to the effective date of the Plan by reason of any reorganization, recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation or any change in the corporate structure or Shares of the Association, the maximum aggregate number and class of shares as to which Awards may be granted under the Plan and the number and class of shares with respect to which Awards theretofore have been granted under the Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive. Any shares of stock or other securities received, as a result of any of the foregoing, by a Participant with respect to Restricted Stock shall be subject to the same restrictions and the certificate(s) or other instruments representing or evidencing such shares or securities shall be legended and deposited with the Association in the manner provided in Section 3 hereof.


     5.  Effect of Change in Control.  Each of the events specified in the
         ---------------------------
following clauses (i) through (iii) of this Section 5 shall be deemed a "change of control": (i) any third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, shall become the beneficial owner of shares of the Association with respect to which 25% or more of the total number of votes may be cast for the election of the Board of Directors of the Association, (ii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Association shall cease to constitute a majority of the Board of Directors of the Association, or (iii) the shareholders of the Association shall approve an agreement providing either for a transaction in which the Association will cease to be an independent publicly owned entity or for a sale or other disposition of all or substantially all the assets of the Association. If the Continuous Service of any Participant is involuntarily terminated for whatever reason, at any time within twelve months after a change in control, unless the Committee shall have otherwise provided, any Restricted Period and Performance Requirements with respect to Restricted Stock theretofore awarded to such Participant shall lapse upon such termination and all Shares awarded as Restricted Stock shall become fully vested in the Participant to whom such Shares were awarded.

     6.  Assignments and Transfers.  No Award nor any right or interest of a
         -------------------------
Participant under the Plan in any instrument evidencing any Award under the Plan may be assigned, encumbered or transferred except, in the event of the death of a Participant, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of ERISA or the rules thereunder.


     7.  Administration.  The Plan shall be administered by a Committee
         --------------
consisting of two or more members of the Board of Directors, neither of whom shall be an officer or former officer of the Association. The members of the Committee shall be appointed by the Board of Directors of the Association. Except as limited by the express provisions of the Plan, the Committee shall have sole and complete authority and discretion to (i) select Participants and grant Awards; (ii) determine the number of shares to be subject to types of Awards generally, as well as to individual Awards granted under the Plan; (iii) determine the terms and conditions upon which Awards shall be granted under the Plan; (iv) prescribe the form and terms of instruments evidencing such grants; and (v) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be acts of the Committee.

     8.   Shares Subject to Plan.  Subject to adjustment by the operation of
          ----------------------
Section 4 hereof, the maximum number of Shares with respect to which Awards may be made under the Plan are 300,000 shares. The shares with respect to which Awards may be made under the Plan may be either authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. An Award shall not be considered to have been made under the Plan with respect to Restricted Stock which is forfeited and new Awards may be granted under the Plan with respect to the number of Shares as to which such forfeiture has occurred.


     9.   Employee Rights Under the Plan.  No officer or employee shall have a
          ------------------------------
right to be selected as a Participant nor, having been so selected, to be selected again as a Participant and no officer, employee or other person shall have any claim or right to be granted an Award under the Plan or under any other incentive or similar plan of the Association or any Affiliate. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Association or any Affiliate.

     10.  Withholding Tax.  Upon the termination of the Restricted Period with
          ---------------
respect to any shares of Restricted Stock, the Association shall withhold from any payment or distribution made under this Plan sufficient Shares to cover any applicable withholding and employment taxes. The Association shall have the right to deduct from all dividends paid with respect to shares of Restricted Stock the amount of any taxes which the Association is required to withhold with respect to such dividend payments. No discretion or choice shall be conferred upon any Participant with respect to the form, timing or method of any such tax withholding.


     11.  Amendment or Termination.  The Board of Directors of the Association
          ------------------------
may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, suspension or termination shall impair the rights of any Participant, without his consent, in any Award theretofore made pursuant to the Plan.


     12.  Term of Plan.  The Plan shall become effective upon its adoption by
          ------------
the Board of Directors of the Association. It shall continue in effect for a term of ten years unless sooner terminated under Section 11 hereof.

     13.  Performance Criteria.  No Plan Shares shall be granted in any fiscal
          --------------------
year in which the Association fails to meet the following:

          a) a return on average assets of 50 basis points for the fiscal; and

          b) the Association is treated as adequately capitalized (as defined by FDIC regulations).

                                APPENDIX D


                      IMPERIAL THRIFT AND LOAN ASSOCIATION


                     VOLUNTARY RETAINER STOCK AND DEFERRED
                  COMPENSATION PLAN FOR OUTSIDE DIRECTORS



                                 ARTICLE I

                        PURPOSES AND EFFECTIVE DATE


     1.1 Purposes. The purposes of the Plan (the "Plan") are to encourage and enable Outside Directors to receive some or all of their Fees in shares of Common Stock, and to defer receipt of some or all of their Fees, and thereby improve the Company's ability to attract and retain highly qualified individuals to serve as Outside Directors of the Company; provide competitive remuneration for Board service; enhance the breadth of Outside Director remuneration; and strengthen the commonality of interest between Outside Directors and shareholders.


     1.2 Effective Date. The effective date of the Plan (the "Effective Date") is August 15, 1996, subject to approval of the shareholders of the Company (if and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted) by the affirmative vote of a majority of Shares present, or represented, and entitled to vote on the subject matter, at the 1996 Annual Meeting of Shareholders of the Company at which a quorum is present.


                                ARTICLE II

                            CERTAIN DEFINITIONS


     The following terms shall be defined as set forth below:


     2.1 "Board" means the Board of Directors of the Company or any successor thereto.


     2.2  "Cash Units" means the credits to a Participant's Cash Account under
Article VII of the Plan, each of which represents the right to receive $1.00 upon settlement of the Cash Accounts.


     2.3 "Cash Unit Account" means the bookkeeping account established pursuant to Section 7.4.


     2.4  "Committee" has the meaning set forth in Section 4.1.


     2.5 "Common Stock" means common stock of the Company, no par value per share, or of any successor corporation or other legal entity assuming or adopting the Plan.

     2.6 "Company" means Imperial Thrift and Loan Association, a California thrift and loan association and its predecessors and successor thereto.


     2.7 "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.


     2.8 "Discounted Market Value" means the closing sales price per share for the Common Stock on the relevant date, or, if there were no sales on such date, the closing sales price per share on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar source selected by the Committee, less 5% of such closing sales price per share.


     2.9 "Fees" means all or part of any retainer and/or fees (including all amounts payable with respect to service on a committee of the Board, or as chairman of the Board or a committee thereof, or for attendance at Board or committee meetings) payable to an Outside Director in his or her capacity as an Outside Director.


     2.10 "Outside Director" means any member of the Board of Directors of the Company who is not also an employee of the Company.


     2.11 "Participant" means an Outside Director who shall have elected under
Article VI or Article VII to participate in the Plan.


     2.12 "Secretary" means the Corporate Secretary or any Assistant Corporate Secretary of the Company.


     2.13 "Securities Act" means the Securities Act of 1933, as amended. References to any provision of the Securities Act include rules thereunder and successor provisions and rules thereto.


     2.14 "Shares" means shares of the common stock of the Company, no par value per share, or of any successor corporation or other legal entity adopting the Plan.


     2.15 "Stock Units" means the credits to a Participant's Stock Unit Account under Article VII of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.


     2.16 "Stock Unit Account" means the bookkeeping account established pursuant to Section 7.6.


     2.17 "Termination of Service" means termination, for any reason, of service as an Outside Director.

                                ARTICLE III

                      SHARES AVAILABLE UNDER THE PLAN

     Subject to adjustment as provided in Article XI, the maximum number of Shares that may be distributed in lieu of cash compensation and in settlement of Stock Unit Accounts under the Plan shall not exceed 125,000 in the aggregate. Such Shares may include authorized but unissued Shares or treasury Shares.



                                ARTICLE IV

                              ADMINISTRATION


     4.1 The Plan shall be administered by the Board's Compensation Committee or such other committee or individual as may be designated by the Board (the "Committee"). Notwithstanding the foregoing, no Outside Director who is a Participant under the Plan shall participate in any determination in his or her capacity as a member of the Board relating solely or primarily to his or her own Shares, Cash Units, Cash Unit Account, Stock Units or Stock Unit Account.


     4.2 It shall be the duty of the Committee to administer the Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.


     4.3 The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan, subject to the limitations in Section 4.1 and other explicit provisions of the Plan. No member of the Committee shall be liable for any act or omission by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.



                                 ARTICLE V

                                ELIGIBILITY


     5.1  Participation in this Plan is limited to Outside Directors.


     5.2 If such Outside Director subsequently becomes an employee of the Company or any of its subsidiaries, but does not incur a Termination of Service, such Outside Director shall (a) continue as a Participant with respect to Fees previously deferred and (b) otherwise cease eligibility under the Plan with respect to all future Fees, if any, earned while an employee.

                                   ARTICLE VI

         ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION


     6.1 General Rule. Pursuant to the Plan, Outside Director Fees otherwise payable in cash on or after the Effective Date may be received, in increments of 25%, not to exceed an aggregate of 100%, in the form of Common Stock in accordance with this Article VI.


     6.2 Timing of Voluntary Election. Each Outside Director may make a written election to receive Fees, in increments of 25%, not to exceed an aggregate of 100%, otherwise payable in cash on or after the Effective Date, in the form of Common Stock in accordance with this Article VI. The percentage of the Fees elected to be received in the form of Common Stock is not subject to deferral under Article VII. Such election shall be made at least 30 days prior to the start of the calendar year for which the Fees would otherwise be paid in cash; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed Outside Directors within 30 days of their initial election or appointment, the following special alternative rule as to the permitted time for making the election also shall be available: the election may be made at least 30 days prior to the date the Fees would otherwise have been payable to the Outside Director in cash (the "Payment Date"). An election by a Participant shall be deemed to be continuing, and therefore applicable to Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Section 6.2.


     6.3 Form of Voluntary Election. An election under Section 6.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the specified election form with the Secretary by the applicable date described in Section 6.2. At a minimum, the form shall require the Participant to specify a percentage (in increments of 25% up to 100%) of the Fees to be received in Common Stock under the Plan.


In the event Outside Directors' Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will apply to the specified percentage of Fees as increased or decreased.


     6.4 Issuance of Common Stock. The Company shall cause to be issued and delivered to such Participant a stock certificate, registered in the name of such Outside Director, evidencing the number of shares of Common Stock due the Outside Director, calculated pursuant to Section 6.5, as of and when (a) the Company shall determine to issue and deliver such certificate or (b) such Participant shall have requested that such certificate be issued and delivered. Outside Directors shall be deemed to have rights as shareholders of the Company with respect to Shares of Common Stock acquired under this Article VI, as of and from the applicable Payment Date, including, without limitation, the rights to dividends or distributions and to vote.


     6.5 Amount of Stock. The number of Shares to be issued and delivered to a Participant who shall have elected to receive Common Stock in lieu of cash compensation shall be equal to the amount of the Fees otherwise payable in cash divided by the Discounted Market Value of a

Share as of the applicable Payment Date, with fractional units calculated to at least three decimal places.


     6.6 Regulatory Compliance and Listing. The issuance or delivery of any Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or delivery any such Shares if the issuance of delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.



                                ARTICLE VII

                        ELECTION TO DEFER COMPENSATION
                     IN THE FORM OF CASH AND/OR STOCK


     7.1 General Rule. Pursuant to the Plan, Outside Director Fees otherwise payable on or after the Effective Date may be deferred, in increments of 25%, not to exceed an aggregate of 100%, in the form of Cash Units and/or Stock Units in accordance with this Article VII.


     7.2 Timing of Voluntary Election. Each Participant may make an irrevocable written election to defer Fees, in increments of 25%, not to exceed an aggregate of 100%, otherwise payable on or after the Effective Date, in the form of Cash Units and/or Stock Units in accordance with this Article VII. Such election shall be made at least 30 days prior to the start of the calendar year for which the Fees would otherwise be paid; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed Outside Directors within 30 days of their initial election or appointment, the following special alternative rule as to the permitted time for making the election also shall be available: the election may be made at least 30 days prior to the date the deferred Fees would otherwise have been payable to the Outside Director (the "Deferral Date"). An election by a Participant shall be deemed to be continuing, and therefore applicable to Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Section 7.2. Notwithstanding the foregoing, the percentage of the Fees elected to be received in the form of Common Stock pursuant to Article VI is not subject to deferral under this Article VII.


     7.3 Form of Voluntary Election. An election under Section 7.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the specified election form with the Secretary by the applicable date described in Section 7.2. At a minimum, the form shall require the Participant to specify the following:

          (a) the percentages (in increments of 25% up to 100% (provided that the percentage of the Fees elected to be received in the form of Common Stock pursuant to Article VI is not subject to deferral)) of the Fees to be deferred under the Plan in the form of Cash Units and/or Stock Units;


          (b)  the manner of settlement in accordance with Section 8.2.


In the event Outside Directors' Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will apply to the specified percentage of Fees as increased or decreased.


     7.4 Establishment of Cash Account. The Company will establish a Cash Unit Account for each Participant who elects to defer Fees in the form of Cash Units. All Fees deferred in the form of Cash Units shall be credited to the Participant's Cash Unit Account as of the Deferral Date. The Cash Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account.


     7.5 Credit of Interest Equivalents to Cash Account. Credits of interest equivalents to the Participant's Cash Unit Account shall be made as of the end of each calendar quarter. Such interest equivalents shall be calculated from the applicable Deferral Date, and the rate of such interest equivalents shall be as the Committee shall specify from time to time, but in no event shall the rate of the interest equivalents for any quarter exceed, on a pre-tax basis, the rate payable on the 30-year United States Treasury bond as of the end of such quarter. Nothing contained in this Article VII shall be deemed to confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with
Article VIII.


     7.6 Establishment of Stock Unit Account. The Company will establish a Stock Unit Account for each Participant who elects to defer Fees in the form of Stock Units. All Fees deferred in the form of Stock Units shall be credited to the Participant's Stock Unit Account as of the applicable Deferral Date and converted to Stock Units as follows: the number of Stock Units shall equal the amount of deferred Fees divided by the Discounted Market Value of the applicable Deferral Date, with fractional units calculated to at least three decimal places. The Stock Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account. Nothing contained in this Article VII shall be deemed to confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with Article VIII.


     7.7 Credit of Dividend Equivalents to Stock Unit Account. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to: the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend divided by the Discounted Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Stock Unit Account.


     7.8  Plan Benefits.  If subsequent to an election under Article VI or
Article VII, the Committee determines that a Participant has been or will be denied any benefit contemplated under this Plan due to an interpretation of the Internal Revenue Code of 1986 or otherwise, the Committee shall, in its discretion, and subject to applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, make whole such Participant by such means as it deems necessary or appropriate.


                               ARTICLE VIII

                    SETTLEMENT OF CASH AND STOCK UNITS


     8.1 Settlement of Account. The Company will settle a Participant's Cash Unit Account and/or Stock Unit Account in the manner described in this Article VIII as soon as administratively feasible following such Participant's Termination of Service.


     8.2 Payment Options. Each Participant's Cash Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the dollar amount equal to the number of Cash Units then credited to the Participant's Cash Unit Account. Each Participant's Stock Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the number of Shares (subject to adjustment in number or kind in accordance with Article XI) equal to the number of whole Stock Units then credited to the Participant's Stock Unit Account. Such Accounts may be settled in either (a) a lump sum or (b) substantially equal annual installments over a period not to exceed ten years. Elections filed pursuant to Section 7.3 shall specify the manner of payment upon settlement (i.e., the lump sum or installment payment option). Cash may be paid in lieu of fractional Shares otherwise payable in any lump sum or installment distribution.



     8.3 Continuation of Interest Equivalents. If payment of Cash Units is deferred and paid in installments, the Participant's Cash Unit Account shall continue to be credited with interest equivalents as provided in Section 7.5.


     8.4 Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section
7.7.


     8.5 In Kind Dividends. If any "in kind" dividends are credited to the Participant's Stock Unit Account under Section 7.7, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 8.2.

                                 ARTICLE IX

                             UNFUNDED STATUS


     The interest of each Participant in any Fees deferred under the Plan (and any Cash Units, Cash Unit Account, Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Cash Unit Accounts, Cash Units credited thereto, Stock Unit Accounts and Stock Units (and, if any, "in kind" dividends) credited thereto, shall at all times be maintained by or on behalf of the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.


                                 ARTICLE X

                        DESIGNATION OF BENEFICIARY


     Each Participant may designate, on a form provided by or otherwise satisfactory to the Committee, one or more beneficiaries to receive the cash or Shares described in Section 8.2 in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.



                                ARTICLE XI

                           ADJUSTMENT PROVISIONS



     In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of Participants' rights under the Plan, then the Committee will, in a manner that is proportionate to the effect on the Shares and is otherwise equitable, adjust the number and/or kind of Shares (and/or substitute in place thereof cash or other consideration) to be issued in lieu of cash compensation under Article VI or delivered upon settlement of Stock Unit Accounts under Article VIII.



                                ARTICLE XII

                            GENERAL PROVISIONS


     13.1 No Right to Continue as an Outside Director. Nothing contained in the Plan shall be deemed to confer upon any Participant any right to continue to serve as an Outside Director.

     13.2 Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders if, when and to the extent such shareholder approval is necessary or required for purposes of any applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board in its discretion determines to seek such shareholder approval.


     13.3 Consideration. The consideration for Shares issued or delivered in lieu of payment of Fees will be the Outside Director's service during the period to which the Fees paid in the form of Shares related.


     13.4 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act any other federal or state securities or other law or regulation, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other contractual obligation of the Company, until the Company is satisfied that such laws, regulations, requirements and other obligations have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, requirements and other obligations, including any requirement that a legend or legends be placed thereon.


     13.5 Limitations on Transferability. Cash Units, Stock Units and any other right under the Plan (including rights that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act) may not be anticipated, assigned (either at law or in equity), alienated, pledged, mortgaged, hypothecated, subject to attachment, garnishment, levy, execution or other legal or equitable process or otherwise encumbered, and shall not be subject to the claims of creditors of the Participant or his or her beneficiaries.


     13.6 Governing Law. The validity, construction, and effect of the Plan and all rights hereunder will be determined in accordance with the laws of the State of California.


     13.7 Plan Termination. Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.


     13.8 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

                                  Appendix E

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 10-Q

(Mark One)

(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934


                 For the Quarterly Period Ended March 31, 1996
                                                --------------
                                       or

( ) TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from __________________ to __________________


                         Commission File Number 0-26960
                         ------------------------------

                      IMPERIAL THRIFT AND LOAN ASSOCIATION
                      ------------------------------------
             (Exact name of registrant as specified in its charter)

       California                               95-2864759
- ------------------------                        ----------
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
 incorporation or organization)

700 North Central Avenue, Suite 600, Glendale, California      91203
- ---------------------------------------------------------      -----
         (Address of Principal Executive Offices)            (Zip Code)

(818)  551-0600
- ---------------
(Registrant's telephone number, including area code)


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.     Yes    X          No
                                                   -----            -----

Number of shares of common stock of the registrant: 7,820,500 outstanding as of May 15, 1996.

                     IMPERIAL THRIFT AND LOAN ASSOCIATION
                                BALANCE SHEETS

                                                                        March 31,    December 31,
                                                                          1996           1995
                                                                      -------------  -------------
                                                                       (Unaudited)
                                                                             (In thousands)
                             ASSETS
Cash and cash equivalents                                                 $ 43,288       $ 22,106
Investment securities held to maturity, at cost (aggregate market
   value $84,883 and $60,091 for 1996 and 1995 respectively)                86,134         60,324
Stock in Federal Home Loan Bank                                              7,958         12,362
Loans receivable
   Loans held for investment at cost, net                                  505,558        447,985
   Conditional sales contracts held for sale, net                            1,563         55,752
   Direct financing leases, net                                                 38             60
                                                                          --------       --------
                                                                           507,159        503,797
   Less allowance for loan losses                                            9,211          8,105
                                                                          --------       --------
        Net loans receivable                                               497,948        495,692
Accrued interest receivable                                                  4,451          3,865
Other real estate owned, net                                                 6,549          6,103
Recoverable income taxes                                                       978          2,223
Premises and equipment, net                                                  2,849          3,008
Deferred income taxes                                                        3,171          3,309
Other assets                                                                 2,109          1,681
                                                                          --------       --------
                                                                          $655,435       $610,673
                                                                          ========       ========
           LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities
   Deposits
     Investment certificates                                              $495,725       $459,825
     Passbook accounts                                                      40,999         34,968
                                                                          --------       --------
                                                                           536,724        494,793
   FHLB advances                                                            54,000         54,000
   Accounts payable and accrued liabilities                                  5,017          4,669
   Funded construction loans                                                   757            519
                                                                          --------       --------
        Total liabilities                                                  596,498        553,981
                                                                          --------       --------
Shareholders' equity:
   Preferred stock, 5,000,000 share authorized, none issued                     -              -
   Contributed capital - common stock, no par value; 20,000,000 shares authorized, 5,980,500 and 5,980,000 issued and outstanding in 1996
      and 1995, respectively                                                30,749         30,743
  Retained earnings                                                         28,188         25,949
                                                                          --------       --------
        Total shareholders' equity                                          58,937         56,692
                                                                          --------       --------
                                                                          $655,435       $610,673
                                                                          ========       ========

                See Notes to the Unaudited Financial Statements

                     IMPERIAL THRIFT AND LOAN ASSOCIATION
                           STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                                                   For the Quarter Ended
                                                                                 --------------------------
                                                                                         March 31,
                                                                                 --------------------------
                                                                                     1996          1995
                                                                                 ------------  ------------
                                                                                   (In thousands except
                                                                                    per share amounts)
Interest income
   Interest and fees earned on loans receivable                                     $15,109       $13,816
   Interest on investments                                                            1,572           518
                                                                                    -------       -------
      Total interest income                                                          16,681        14,334
                                                                                    -------       -------
Interest Expense
   Interest expense on deposits                                                       7,472         6,584
   Interest expense on borrowings                                                       747           178
                                                                                    -------       -------
      Total interest expense                                                          8,219         6,762
                                                                                    -------       -------
      Net interest income                                                             8,462         7,572

   Provision for loan losses                                                          1,721         2,628
                                                                                    -------       -------
      Net interest income after provision for loan losses                             6,741         4,944
                                                                                    -------       -------

Noninterest income (expense)
   Late and collection charges                                                          293           180
   Insurance commissions earned                                                          15            37
   Gain on sales of other real estate owned                                              73           116
   Other                                                                                (71)          161
                                                                                    -------       -------
      Total noninterest income                                                          310           494
                                                                                    -------       -------

Noninterest expense
   Other real estate owned
      Expenses incurred in connection with other real estate owned                       95           315
      Provision for losses on other real estate owned                                   592         1,532
                                                                                    -------       -------
                                                                                        687         1,847
                                                                                    -------       -------
   General and administrative
      Compensation and benefits                                                       1,135         1,861
      Occupancy and equipment                                                           474           439
      FDIC assessment                                                                   121           297
      Other                                                                           1,009         1,426
                                                                                    -------       -------
                                                                                      2,739         4,023
                                                                                    -------       -------
         Total noninterest expense                                                    3,426         5,870
                                                                                    -------       -------
         Income (loss) before income taxes                                            3,625          (432)

                                                                                      1,385          (171)
Income tax provision (benefit)
                                                                                    -------       -------
      NET INCOME (LOSS)                                                             $ 2,240          (261)
                                                                                    =======       =======
EARNINGS (LOSS) PER SHARE                                                           $  0.37       $ (0.06)
                                                                                    =======       =======

                See Notes to the Unaudited Financial Statements

                     IMPERIAL THRIFT AND LOAN ASSOCIATION
                           STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                                      For the quarter
                                                                                       Ended March 31
                                                                                ------------------------
                                                                                    1996          1995
                                                                                ------------------------
                                                                                      (In thousands)
Cash flows from operating activities
   Net income (loss)                                                               $ 2,240       $  (261)
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization                                                    218           193
      Provision for loan losses                                                      1,721         2,628
      Provision for losses on other real estate owned                                  592         1,532
      (Gain) loss on sale of equipment                                                  (2)            6
      Gain on sales of other real estate owned                                         (65)         (116)
      (Increase) decrease in accrued interest receivable                              (676)           28
      Decrease (increase) in recoverable income taxes                                1,383          (171)
      Increase in other assets                                                        (429)       (1,169)
      Increase (decrease) in accounts payable and accrued liabilities                  438        (1,579)
                                                                                   -------       -------
        Net cash provided by operating activities                                    5,420         1,091

Cash flows from investing activities
   Net increase in net loans receivable                                            (57,188)      (19,283)
   Purchases of investments                                                       (170,495)      (85,188)
   Proceeds from the maturities of investments                                     143,462        62,961
   Decrease in FHLB stock                                                            4,404             -
   Proceeds from maturity of mortgage-backed securities                              1,645             -
   Proceeds from sale of other real estate owned                                     2,186         1,120
   Proceeds from sale of conditional sales contracts                                50,050             -
   Cash paid for capital expenditures                                                  (27)         (125)
   Proceeds from the sale of equipment                                                   1            93
                                                                                   -------       -------
        Net cash used in investing activities                                      (25,962)      (40,422)

Cash flows from financing activities
   Common stock options exercised                                                        5             -
   Net increase in deposits                                                         41,931        51,007
   Federal funds purchased                                                               -       (10,000)
   Decrease in FHLB advances                                                             -       (12,700)
   Decrease in funded construction loans                                               238             -
                                                                                   -------       -------
        Net cash provided by financing activities                                   42,174        28,307
                                                                                   -------       -------
        Net increase (decrease) in cash and equivalents                             21,632       (11,024)
Cash and cash equivalents at beginning of year                                      22,106        13,361
                                                                                   -------       -------
Cash and cash equivalents at end of period                                         $43,738       $ 2,337
                                                                                   =======       =======
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest                                        $ 7,706       $ 6,778
   Cash paid during the period for income taxes                                    $     2       $    43
Noncash investing transactions
   Loans transferred to other real estate owned                                    $ 3,159       $ 3,045
   Disbursement of loans to facilitate the sale of other real estate own           $ 1,036       $ 2,089

                See Notes to the Unaudited Financial Statements

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS
                                 MARCH 31, 1996



NOTE A - BASIS OF PRESENTATION

  The interim financial statements included herein have been prepared by Imperial Thrift and Loan Association ("the Company") without audit, pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the unaudited financial statements and notes thereto, reflect all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods presented. The financial position at March 31, 1996, and the results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1996. These unaudited financial statements have been prepared in accordance with generally accepted accounting principles on a basis consistent with the Company's audited financial statements, and these interim financial statements should be read in conjunction with the Company's audited financial statements.

NOTE B - EARNINGS PER SHARE

  Earnings per share is calculated on the basis of weighted average number of shares outstanding during the period. Fully diluted earnings per share has not been reported in these interim financial statements as the dilutive effect of common stock equivalents for outstanding stock options is less than 3%.

NOTE C - MEMORANDUM OF UNDERSTANDING

  From March 1, 1993 until March 11, 1996, the Company had operated under a Memorandum of Understand ("MOU") between the Company, the Federal Deposit Insurance Corporation ("FDIC"), and the California Department of Corporations ("CDOC"). In January 1996, the FDIC and CDOC completed an examination of the Company which did not cite any material deviations from the MOU. The Company's subsequent request for termination of the MOU was granted on March 11, 1996.

NOTE D - SUBSEQUENT EVENT

1.  Completion of  Stock Offering

         In April, 1996, the Company completed a secondary public offering of 1,840,000 shares of its common stock. The proceeds of this offering, which included the exercise of the entire underwriter's overallotment, totaled $22,561,000 after underwriter's discount and estimated expenses.

  The Company's regulatory capital ratios at March 31, 1996, adjusted for the effect of the public offering proceeds, would have been:

     Total risk-based capital ratio         16.67%
     Leverage ratio                         12.62%

ITEM 2: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis is intended to identify the major factors that influenced the results of operations and financial condition of the Company for the quarter ended March 31, 1996. It should be read in conjunction with the accompanying financial statements.


RESULTS OF OPERATIONS

OVERVIEW

     The Company reported net earnings of $2,240,000, or $.37 per share, for the quarter ended March 31, 1996, compared with a loss of $261,000, or $.06 per share for the same period in 1995.

     The increase in net income for the first quarter of 1996 compared with the first quarter of 1995 was a result of a $0.9 million increase in net interest income and a decrease of $0.9 million in provisions for loan losses and in provisions for losses related to other real estate owned ("REO"), and decreases in total noninterest expenses of $2.3 million.

     The detailed changes in Imperial's principal income and expense items are highlighted in the following table of condensed statements of operations:

                                               THREE MONTHS ENDED
                                                    MARCH 31,
                                              -------------------
                                                                    INCREASE
                                               1996       1995     (DECREASE)
                                              -------   --------   ----------
                                                      (IN THOUSANDS)
          STATEMENT OF
          OPERATIONS DATA:
          Total interest income               $16,681   $14,334      $ 2,347
          Total interest expense                8,219     6,762        1,457
                                              -------   -------      -------
          Net interest income                   8,462     7,572          890

          Provisions for loan losses            1,721     2,628         (907)
          Noninterest income                      310       494         (184)
          Noninterest expense                   3,426     5,870       (2,444)
                                              -------   -------      -------
          Income before taxes                   3,625      (432)       4,057
          Income tax provision (benefit)        1,385      (171)       1,556
                                              -------   -------      -------
          Net income (loss)                   $ 2,240   $  (261)     $ 2,501
                                              =======   =======      =======

    Significant changes in these principal categories are discussed below.

NET INTEREST INCOME

     The following tables present, for the periods indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest earning assets and interest expense and rates paid on average interest bearing liabilities. Nonaccrual loans are included in loans receivable.


                                                               THREE MONTHS ENDED MARCH 31
                                             ----------------------------------------------------------------
                                                           1996                             1995
                                              -----------------------------     ----------------------------
                                              AVERAGE    INCOME/     YIELD/     AVERAGE    INCOME/    YIELD/
                                              BALANCE    EXPENSE    RATE(1)     BALANCE    EXPENSE   RATE(1)
                                             ---------   --------   -------    ---------   -------   -------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
Cash and short-term investments              $ 77,397     $   946      4.89%   $ 39,752    $   518      5.21%
                                             --------     -------     -----    --------    -------     -----
Loans receivable (2):
   Real estate loans                          470,467      13,640     11.60%    422,292     11,560     10.95%
   Auto finance contracts                      40,078       1,467     14.64%     59,127      2,250     15.22%
   Equipment lease contracts                       46           2     17.39%        288          6      8.33%
   Mortgage-backed securities                  41,566         626      6.02%          -          -         -
                                             --------     -------     -----    --------    -------     -----
Total loans receivable                        552,157      15,735     11.40%    481,707     13,816     11.47%
                                             --------     -------     -----    --------    -------     -----
Interest earnings assets                      629,554      16,681     10.60%    521,459     14,334     11.00%
                                             --------     -------     -----    --------    -------     -----
Non interest earning assets                    20,245                            25,583
Allowance for loan losses                      (9,915)                          (10,899)
                                             --------     -------              --------    -------
Total                                        $639,884     $16,681              $536,143    $14,334
                                             ========     =======              ========    =======

LIABILITIES AND
STOCKHOLDER'S EQUITY
Thrift investment certificates payable:
   Passbooks                                 $ 39,475     $   478      4.84%   $ 33,486    $   329      3.93%
   Term certificates                          482,180       6,994      5.80%    441,563      6,255      5.67%
                                             --------     -------     -----    --------    -------     -----
Total thrift investment certificates
   payable:                                   521,655       7,472      5.73%    475,049      6,584      5.54%
Notes payable                                  54,000         747      5.53%     11,841        178      6.01%
                                             --------     -------     -----    --------    -------     -----
Total interest bearing liabilities            575,655       8,219      5.71%    486,890      6,762      5.56%

Non interest bearing liabilities                5,358                             5,606
Shareholder's equity                           58,871                            43,647
                                             --------                          --------

Total                                        $639,884     $ 8,219              $536,143    $ 6,762
                                             ========     =======              ========    =======

Net interest spread (3)                                                4.89%                            5.44%
Net interest income before
provision for loan losses                                 $ 8,462                          $ 7,572
                                                          =======                          =======
Net interest margin (4)                                                5.38%                            5.81%


- -------------------------
(1)  Annualized.
(2) Before allowance for loan losses and net of unearned finance charges and loan fees. Net loan fee amortization of $0.6 million and $0.5 million was included in net interest income for the three months ended March 31, 1996 and 1995, respectively. The amount of interest amortization foregone on loans that were on nonaccrual status at March 31, 1996 and 1995 was $1.6 million and $2.1 million, respectively.
(3) Average yield on interest earning assets less average rate paid on interest bearing liabilities.
(4)  Net interest income divided by total average interest earning assets.

  The table below sets forth, for the periods indicated, a summary of the changes in interest income and interest expense resulting from changes in average interest earning asset and interest bearing liability balances (volume) and changes in average interest rate (rate). The change in interest due to both volume and rate has been allocated to change due to volume and rate in proportion to the relationship of absolute dollar amounts in each. Nonaccrual loans are included in total average loans outstanding.

                                               FOR THE THREE MONTHS
                                            --------------------------
                                                  ENDED MARCH 31
                                            --------------------------
                                                   1996 VS 1995
                                            --------------------------
                                            VOLUME     RATE     TOTAL
                                            -------   ------   -------
                                                  (IN THOUSANDS)
            INCREASE (DECREASE)
            IN INTEREST INCOME:
            Cash and investments            $  458     $(30)   $  428
            Real estate loans                1,370      710     2,080
            Installment contracts             (701)     (86)     (787)
            Mortgage-backed securities         313      313       626
                                            ------     ----    ------
            Total increase                   1,440      907     2,347
                                            ------     ----    ------
            INCREASE (DECREASE)
            IN INTEREST EXPENSE:
            Passbooks                           65       84       149
            Investment certificates            586      153       739
            Borrowings                         582      (13)      569
                                            ------     ----    ------
            Total increase                   1,233      224     1,457
                                            ------     ----    ------
            Increase in net interest
             income                         $  207     $683    $  890
                                            ======     ====    ======

  Net interest income was $8.5 million and $7.6 million for the first quarter of 1996 and 1995, respectively. The increase in net interest income in the first quarter of 1996 compared with the first quarter of 1995 is attributable to rate and volume increases in the Company's portfolio of loans and investments, exceeding rate and volume increases associated with the Company's interest bearing liabilities.

PROVISIONS FOR LOAN LOSSES

  The Company's provision for loan losses for the quarter ended March 31, 1996 was $1.7 million, compared with $2.6 million for the quarter ended March 31, 1995. This decrease in loan loss provisions is attributable to decreased levels of nonaccrual real estate loans held by the Company which declined to $6.2 million at March 31, 1996, from $20.8 million at March 31, 1995.

  The Company's allowance for loan losses increased to $9.2 million at March 31, 1996, compared to $8.1 million at December 31, 1995, after recording net charge-offs of $0.6 million of real estate loans. Management believes that the Company's allowance for credit losses at March 31, 1996 was adequate to absorb the known and inherent risks in the loan portfolio at that date.

NONINTEREST EXPENSE

  Noninterest expense consists of expenses related to other real estate owned ("REO") and general and administrative expense. REO expense was $0.7 million in the first quarter of 1996, compared with $1.8 million in the like period of 1995. The decrease in REO expenses is due principally to a decrease in the amount of REO held by the Company during the first quarter of 1996 compared with the first quarter of 1995 which resulted in a corresponding decrease in activity related to REO. At March 31, 1996, REO totaled $6.5 million compared with a balance of $11.1 million at March 31, 1995.

  General and administrative expense was $2.7 million for the first quarter in 1996, compared to $4.0 million for the like period of 1995. This $1.3 million reduction in the period was primarily due to the reversal of a $0.4 million bonus accrued for in the fourth quarter of 1995 but determined not to be payable by the Company in the first quarter of 1996, a $0.2 million reduction in the Company's FDIC assessment related to a reduction in rates by the FDIC, and a $0.4 million reduction in other general and administrative expense consisting principally of a $0.1 million reduction in legal expense related to the reduced number of problem real estate loans being managed by the Company and a $0.3 million reduction in miscellaneous administrative expenses.

  For the quarter ended March 31, 1996, the Company's ratio of general and administrative expenses to average assets was 1.71% compared with 3.00% for the like period of 1995.


FINANCIAL CONDITION

NONPERFORMING ASSETS

  The following table sets forth the amount of the Company's nonperforming assets by category at the dates indicated.

                                           MARCH 31,    DECEMBER 31,
                                           ----------   -------------
                                              1996          1995
                                           ----------   -------------
                                                 (IN THOUSANDS)
Nonaccrual Loans:
  Real estate loans                          $ 6,177         $ 6,619
  Auto finance contracts                           -             348
  Equipment lease contracts                        -              18
                                             -------         -------
        Total nonaccrual loans                 6,177           6,985
 Real estate owned                             6,549           6,103
                                             -------         -------
     Total nonperforming assets              $12,726         $13,088
                                             =======         =======
Troubled debt restructurings                 $ 5,404         $ 6,182
Nonaccrual loans to total gross loans           1.22%           1.39%
Nonperforming assets to total assets            1.94%           2.14%

  The following table provides certain information with respect to the Company's allowances for loan losses as well as charge-offs, recoveries and certain related ratios for the periods indicated:

                                    THREE MONTHS ENDED    YEAR ENDED
                                        MARCH 31,        DECEMBER 31,
                                    ------------------   ------------
                                           1996              1995
                                    ------------------   ------------
                                             (IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period                  $8,105        $11,076
Provision for credit losses                      1,721         13,098
CHARGE-OFFS:
Real estate loans                                  617          9,448
Construction loans                                   -             43
Auto finance contracts                               -          7,212
Equipment lease contracts                            6             82
                                                ------        -------
Total charge-offs                                  623         16,785
                                                ------        -------
RECOVERIES:
Real estate loans                                    7             45
Construction loans                                   -              -
Auto finance contracts                               -            632
Equipment lease contracts                            1             39
                                                ------        -------
Total recoveries                                     8            716
                                                ------        -------
Net charge-offs                                    615         16,069
                                                ------        -------
Balance, end of period                          $9,211        $ 8,105
                                                ======        =======

  Auto loan charge-offs for 1995 include $3.9 million in loss allowance charged off in connection with management's reclassification of $55.7 million in auto loans as held for sale in the fourth quarter of 1995.


DEPOSITS AND LIQUIDITY

  Total deposits increased to $536.7 million at March 31, 1996, an increase of $41.9 million from the Company's total deposits of $494.8 million at December 31, 1995. Deposits increased during the first quarter of 1996 in order to fund additional liquidity being held by the Company in anticipation of future increased loan fundings. During the first quarter of 1996, the Company's investment securities held to maturity increased to $86.1 million from $60.3 million at December 31, 1995. At March 31, 1996, the Company's ratios of total net loans to total deposits and total net loans to total assets were 92.7% and 76.0%, respectively, compared with 100.2% and 81.2%, respectively, at December 31, 1995.

CAPITAL RESOURCES

  The Company's regulatory capital ratios at March 31, 1996 and December 31, 1995 are summarized below.

                                             March 31,     December 31,         Minimum
      Capital Ratios                           1996           1995           Requirement (1)
      ---------------                        ---------     -----------       ---------------
      Leverage ratios                          9.21%        10.14%               4.00%
      Tier I  ratio-based capital             11.82%        10.71%               4.00%
      Total risk-based capital                12.22%        11.97%               8.00%

(1) Prior to March 1996, Imperial was subject to a Memorandum of Understanding ("MOU") imposed by its regulators. Imperial's minimum Leverage Ratio was specified by the MOU and was higher than the 4.00% Leverage Ratio required generally for other financial institutions. Upon termination of the MOU, Imperial's Leverage Ratio requirements was reduced to 4.00%.


  The Company's capital ratio allowed it to be designated as "well-capitalized" for regulatory capital purposes.

PART II - OTHER INFORMATION


ITEM 1      LEGAL PROCEEDINGS

            Not applicable.

ITEM 2      CHANGES IN SECURITIES

            Not applicable.

ITEM 3      DEFAULTS UPON SENIOR SECURITIES

            Not applicable.

ITEM 4      SUBMISSION OF MATTERS OF SECURITY HOLDERS

            Not applicable.

ITEM 5      OTHER INFORMATION

            Not applicable.

ITEM 6      EXHIBITS AND REPORTS ON FORM 8-K

            (a)      Exhibit 27-FDS

            (b)      Reports on Form 8-K:

                           The Company filed two reports on Form 8-K during the
                     quarter ended March 31, 1996.

                           A report was filed on February 6, 1996, which covered
                     a press release issued by the Company announcing earnings as of December 31, 1995. A report was filed on March 26, 1996, which covered two press releases issued by the Company announcing the termination by the FDIC of a Memorandum of Understanding and the filing of a registration statement for the sale of 1.6 million shares of common stock.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                      IMPERIAL THRIFT AND LOAN ASSOCIATION



Date:  May 14, 1996          /s/George W. Haligowski
       ------------          -----------------------------------
                             George W. Haligowski
                             Chairman of the Board, President and
                             Chief Executive Officer



Date:  May 14, 1996          /s/Timothy M. Doyle
       ------------          ------------------------------
                             Timothy M. Doyle
                             First Vice President and Acting Chief
                             Financial Officer

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.
          -----------------------------------------

     Section 145 of the Delaware General Corporation Law provides that an officer, director, employee or agent may be indemnified by the Registrant from and against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with threatened, pending or completed "proceedings" (including civil, criminal, administrative or investigative proceedings) in which such person is involved by reason of such person's position with the Registrant, provided that a determination has been made (by a majority vote of a quorum consisting of directors who were not parties to such proceeding, or if such a quorum is not obtainable, by independent legal counsel in a written opinion, or by the shareholders) that such person acted in good faith and in a manner that such person reasonably believes to be in, or not opposed to, the best interests of the Registrant, such person may not be indemnified if the person has been adjudged liable for negligence or misconduct in the performance of such person's duty to the Registrant unless the court otherwise determines. To the extent that such person has been successful on the merits or otherwise in the defense of any proceeding, the Delaware Corporations Code provides that such person shall be indemnified.

     Provisions regarding indemnification of directors, officers, employees or agents of the Registrant contained in Article Ninth of the Registrant's Certificate of Incorporation (filed as part of the Prospectus/Proxy Statement) are incorporated herein by this reference. Article Ninth also provides for the authority to purchase insurance with respect thereto and is incorporated herein by reference.

Item 21.  Exhibits and Financial Statement Schedules.
          ------------------------------------------

  2 Merger Agreement and Plan of Reorganization (attached as Appendix A to the Proxy Statement/Prospectus filed as part of this Registration Statement and hereby incorporated by reference).

  3.1 Certificate of Incorporation of ITLA Capital Corporation (attached as Appendix B to the Proxy Statement/Prospectus filed as part of this Registration Statement and hereby incorporated by reference).

  3.2     Bylaws of ITLA Capital Corporation.*

  4       Form of Common Stock Certificate.*

  5 Opinion of Silver, Freedman & Taff, L.L.P. with respect to the legality of the Common Stock.*

  8       Tax Opinion of Silver, Freedman & Taff, L.L.P.*

 10 Recognition and Retention Plan (attached as Appendix C to the Proxy Statement/Prospectus filed as part of this Registration Statement and hereby incorporated by reference).


 10.1 Voluntary Retainer Stock and Deferred Compensation Plan for Outside Directors (attached as Appendix D to the Proxy
          Statement/Prospectus)

 21       Subsidiaries of the Registrant.*

 23.1     Consent of Silver, Freedman & Taff, L.L.P.

 24       Power of Attorney (included in Part II of the Registration Statement).

 99 Form of Proxy Card to be mailed to stockholders of Imperial Thrift and Loan Association.

_________________________
* Previously filed.

Item 22.  Undertakings.
          ------------

(1) The undersigned Registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the Prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information set forth in the Registration Statement.

(2) The undersigned Registrant hereby undertakes that for purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(4) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment of the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of La Jolla, State of California, on June 19, 1996.

                                    ITLA CAPITAL CORPORATION


                                    By:/s/ George W. Haligowski
                                       ------------------------
                                       George W. Haligowski
                                       President, Chief Executive Officer and
                                          Chairman of the Board
                                        (Duly Authorized Representative)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     We, the undersigned directors and officers of the Registrant, hereby severally constitute and appoint George W. Haligowski and Michael A. Sicuro and either of them, our true and lawful attorneys and agents, to do any and all things in our names in the capacities indicated below which said George W. Haligowski and/or Michael A. Sicuro may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-4 relating to the offering of the registrant's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below this registration statement and any and all amendments (including post-effective amendments) thereto; and, we hereby approve, ratify and confirm all that said George W. Haligowski and/or Michael A. Sicuro shall do or cause to be done by virtue thereof.


By: /s/ George W. Haligowski                  By: /s/ Michael A. Sicuro
    --------------------------------------        ------------------------------
    George W. Haligowski                          Michael A. Sicuro
    President, Chief Executive Officer and        Senior Vice President and
       Chairman of the Board                        Chief Financial Officer
    (Principal Executive Officer)                 (Principal Financial and
                                                   Accounting Officer)

Date:June19, 1996                             Date:June 19,1996
     -------------------------------------         -----------------------------


By: /s/ Sandor X. Mayuga                      By: /s/ Hirotaka Oribe
    --------------------------------------        ------------------------------
    Sandor X. Mayuga, Director                    Hirotaka Oribe, Director


Date:June 19, 1996                            Date:June 19, 1996
     -------------------------------------         -----------------------------



By: /s/ Jeffrey L. Lipscomb                   By: /s/ Robert R. Reed
    --------------------------------------        ------------------------------
    Jeffrey L. Lipscomb, Director                 Robert R. Reed, Director


Date:June 19, 1996                            Date:June 19, 1996
     -------------------------------------         -----------------------------

     As filed with the Securities and Exchange Commission on June 19, 1996

                                                      Registration No. 333-03551
================================================================================





                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                           _________________________



                                   EXHIBITS

                                      TO


                    PRE-EFFECTIVE AMENDMENT NO. TWO

                                    TO THE

                                   FORM S-4

                                     UNDER

                          THE SECURITIES ACT OF 1933



                           _________________________



                           ITLA CAPITAL CORPORATION
                              7979 Ivanhoe Avenue
                          La Jolla, California  92037


================================================================================

                                 EXHIBIT INDEX


                                                                    Page Number
                                                                  in Sequentially
                                                                     Numbered
Regulation S-B                                                      Registration
    Number                                                           Statement
- --------------                                                    --------------
    2          Merger Agreement and Plan of Reorganization
               (attached as Appendix A to the Proxy
               Statement/Prospectus filed as part of this
               Registration Statement)...........................       N/A


    3.1        Certificate of Incorporation of ITLA Capital
               Corporation (attached as Appendix B to the
               Proxy Statement/Prospectus).......................       N/A


    3.2        Bylaws of ITLA Capital Corporation*...............       ____

    4          Form of Common Stock Certificate*.................       ____

    5          Opinion of Silver, Freedman & Taff, L.L.P. with
               respect to the legality of the Common Stock*......       ____

    8          Tax Opinion of Silver, Freedman & Taff, L.L.P*....       ____

    10         Recognition and Retention Plan (attached as
               Appendix C to the Proxy Statement/Prospectus).....       N/A

    10.1       Voluntary Retainer Stock and Deferred Compensation
               Plan for Outside Directors (attached as
               Appendix D to the Proxy Statement/Prospectus).....       N/A

    21         Subsidiaries of the Registrant*...................       ____

    23         Consent of Silver, Freedman & Taff, L.L.P.........       ____

    24         Power of Attorney (included in Part II of the
               Registration Statement)...........................       ____

    99         Form of Proxy Card to be mailed to stockholders
               of Imperial Thrift and  Loan Association..........       ____


    ___________________
    * Previously filed.